Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

between

CENTENNIAL RESOURCE PRODUCTION, LLC,

AS SELLER

AND

WATERBRIDGE TEXAS MIDSTREAM LLC,

AS BUYER

DATED

February 24, 2020

(continued)

(continued)

(continued)

		Page
Section 16.15	Waiver of Consumer Rights Under Texas Deceptive Trade Practices Consumer Protection Act	44
Section 16.16	Specific Performance	44
Section 16.17	Other Contract Interpretation	45

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated February 24, 2020 (the “Execution Date”), is by and between Centennial Resource Production, LLC, a Delaware limited liability company (“Seller”), and WaterBridge Texas Midstream LLC, a Texas limited liability company (“Buyer”). Buyer and Seller are, individually, a “Party,” and are, collectively, the “Parties.” Capitalized terms used in this Agreement have the meaning given such terms in the body of this Agreement or as set forth in Annex I to this Agreement.

RECITALS

A.	Subject to the terms and conditions herein, Seller intends to sell and assign to Buyer, and Buyer intends to purchase and acquire from Seller, the Assets (as defined herein); and

B.

Upon Closing (as defined herein), Buyer and Seller will enter into a Water Management Services Agreement, dated as of the Closing Date and in the form attached hereto as Exhibit B (the “Services Agreement”), pursuant to which Buyer will provide certain produced water gathering and disposal services to Seller and Seller will dedicate to Buyer the Interests (as defined in the Services Agreement) and all Saltwater (as defined in the Services Agreement) generated therefrom and commit to use Buyer for the performance of such services for all produced water produced from the Interests, except as otherwise permitted under the Services Agreement.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1 Purchase and Sale. Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, the Assets, free and clear of any Encumbrances other than Permitted Encumbrances, other than the Excluded Assets.

Section 1.2 The Assets. The term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, and interest in and to the following, other than the Excluded Assets:

(a) the Wells;

(b) the Pipelines;

(c) the Deeded Surface Interests;

(d) the Surface Agreements;

(e) the Partially-Assigned OGLs;

(f) all Personal Property;

(g) all Material Contracts set forth on Section 6.9(a) of the Disclosure Schedule and not on Section 6.9(b) of the Disclosure Schedule;

(h) all Permits set forth on Section 6.10(b) of the Disclosure Schedule;

(i) all saleable materials, including saltwater, Hydrocarbons, and chemical inventories located in or on any portion of the Assets described in Section 1.2(a) through Section 1.2(f) as of the Effective Time; and

(j) the Records.

Section 1.3 Excluded Assets. The Assets do not include, and Seller does hereby expressly except and exclude from this Agreement and reserves to itself, the Excluded Assets.

Section 1.4 Effective Time. The purchase and sale of the Assets is effective as of 12:01 a.m., Central Time on the Closing Date (the “Effective Time”).

ARTICLE II

PURCHASE PRICE

Section 2.1 Base Purchase Price; Deposit; Closing Amount.

(a) Base Purchase Price. The “Base Purchase Price” for the Assets is One Hundred Fifty Million U.S. Dollars (U.S. $150,000,000.00).

(b) Deposit. Contemporaneously with the execution of this Agreement, Buyer shall deposit with JPMorgan Chase & Co. (the “Escrow Agent”) an amount in cash equal to Ten Million U.S. Dollars (U.S. $10,000,000.00) (the “Deposit”).

(c) Application of Deposit. If the Closing occurs, then at the Closing, the entirety of the Deposit shall be disbursed by the Escrow Agent, which disbursement shall be made by wire transfer of immediately available funds to such account designated by Seller in a joint written instruction delivered by Buyer and Seller, pursuant to the terms and subject to the conditions set forth in this Agreement, and the Deposit and all proceeds and interest earned thereon shall be applied as a credit to the Base Purchase Price at Closing. If this Agreement is terminated prior to Closing, the Deposit and all proceeds and interest earned thereon shall be distributed to Buyer or Seller as set forth under Article XII.

(d) Cash at Closing. At Closing, Buyer shall pay, to an account designated in writing by Seller, the Base Purchase Price, less the Deposit, less an amount equal to Seller’s good faith estimate of all Asset Taxes allocable to Seller in accordance with Section 10.1 that are to be paid or economically borne by Buyer or any of its Affiliates, less any Exclusion Amount, less any Environmental Defect Adjustment, less any CLIF Amount which remains outstanding as of the Closing Date in accordance with Section 9.4 (the “Closing Amount”).

Section 2.2 Allocation of the Base Purchase Price. Solely for the purposes of this Agreement, Buyer and Seller have allocated the Base Purchase Price among the Wells, Pipelines and Deeded Surface Interests as set forth on Exhibit N, with no Well, Pipeline or Deeded Surface Interest allocated a negative value. No Party makes any representation or warranty concerning the accuracy of the Allocated Values.

Section 2.3 Preliminary Settlement Statement. Any adjustment to the Base Purchase Price at Closing shall be set out in a “Preliminary Settlement Statement” prepared by Seller and submitted to Buyer no later than three (3) Business Days prior to the Closing Date for Buyer’s comment and review. Seller shall provide Buyer written wire transfer instructions for payment of the Closing Amount, and the Parties shall settle on the contents of the Preliminary Settlement Statement, and execute the same, at the Closing. If the Parties cannot agree on the Preliminary Settlement Statement prior to such time, the Preliminary Settlement Statement as presented by Seller will be used to adjust the Base Purchase Price at Closing. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Base Purchase Price and associated calculations. After Closing, the Base Purchase Price shall be adjusted under the Final Settlement Statement finalized under Section 14.1.

Section 2.4 Effect at Closing

(a) All income, proceeds, receivables, receipts, credits earned and other items attributable to the Assets for the period prior to the Effective Time shall belong to Seller. All such income, proceeds, receivables, receipts, credits earned and other items attributable to the Assets for the period on and after the Effective Time shall be assigned to and belong to Buyer.

(b) All accounts payable and other costs and expenses (including any refunds with respect thereto) incurred with respect to the Assets for the period prior to the Effective Time shall be the obligation of and shall be paid by Seller. All such accounts payable and other costs and expenses (including any refunds with respect thereto) incurred with respect to the Assets for the period on and after the Effective Time shall be the obligation of and shall be paid by Buyer. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and COPAS standards, except as otherwise specified in this Agreement.

(c) If monies are received by any Party which, under the terms of this Section 2.4 belong to the other Party, the Preliminary Settlement Statement or Final Settlement Statements, as applicable, will be adjusted accordingly. If an invoice or other evidence of an obligation is received which, under the terms of this Section 2.4, is partially the obligation of more than one Party, then the Parties shall consult each other, and the Preliminary Settlement Statement or Final Settlement Statements, as applicable, will be adjusted accordingly. In the event any adjustments are required pursuant to this Section 2.4 that cannot be incorporated into the Preliminary Settlement Statement or Final Settlement Statement, each Party shall promptly pay the other Party its portion of any amounts owed.

(d) Seller shall be responsible for processing and paying any and all invoices with respect to the Assets relating to service dates occurring in any period that begins prior to the Effective Time and ends on or after the Effective Time (a “Straddle Period Invoice”). Seller shall aggregate the Straddle Period Invoices and invoice Buyer for its proportionate share of such Straddle Period Invoices (such aggregate invoice to include reasonable supporting documentation) on or before the 20th day of each month, and Buyer shall pay invoiced amounts within fifteen (15) days from receipt of such invoice.

Section 2.5 Withholding. Buyer shall be entitled to deduct or withhold any amounts Buyer is required to deduct or withhold pursuant to any applicable Law in connection with payments to be made by Buyer pursuant to the terms of this Agreement. Such amounts deducted or withheld shall be treated for all purposes of this Agreement as having been paid to Seller or such other Person entitled to receive such payments pursuant to the terms of this Agreement.

ARTICLE III

BUYER’S DUE DILIGENCE; DISCLAIMERS

Section 3.1 Access.

(a) Access to Records. From and after the Execution Date and until the Defect Notice Date, and subject to Section 9.1, Seller will make the Records available to Buyer and its Representatives electronically to permit Buyer and its Representatives to perform Buyer’s due diligence review. Buyer acknowledges that access to the Records will be limited to electronic versions currently in Seller’s possession. Seller shall make the Records available to Buyer on an ftp or similar site. Subject to the consent and cooperation of third Persons, Seller will use Reasonable Efforts to assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from third Persons as Buyer may reasonably request in writing for the purposes of Buyer’s due diligence review. Buyer and its Representatives may inspect the Records and such additional information only to the extent such inspection does not violate any legal privilege of Seller or its Affiliates or contractual commitment of Seller to a third Person that is not an Affiliate of any Seller Indemnified Party.

(b) Access to the Assets. To the extent not completed prior to the Execution Date, from the Execution Date until the Closing Date (or earlier termination of this Agreement in accordance with the terms hereof) and subject to Section 5.1, Seller shall (i) grant Buyer, its Representatives, and an Environmental Consultant reasonable access to the Assets during normal business hours and (ii) furnish to Buyer or make available at Seller’s offices such additional data and other information regarding the Assets in Seller’s or its Affiliates’ possession as Buyer may from time to time reasonably request (including allowing the performance of (A) Phase I environmental site assessments with respect to each Well and each Held Permit, (B) H-5 pressure testing and step rate injection testing for each of the Wells (which tests may be performed by Buyer or a third-party contractor hired by Buyer) and (C) preparing the Assets for transition to Buyer) (such actions, an “Environmental Assessment”); provided that Buyer shall not conduct any Phase II environmental testing or other Invasive Activities without Seller’s prior written consent, which may be withheld in the sole discretion of Seller. Buyer shall, and shall cause its Representatives and the Environmental Consultant to, abide by Seller’s safety rules, regulations and operating policies. Seller shall have the right to have one or more Representatives accompany Buyer at all times during the Environmental Assessment, and Buyer shall give Seller at least forty-eight (48) hours’ notice prior to any visits by it (or any Environmental Consultant) to the Assets. If Buyer, its Representatives, or the Environmental Consultant prepares any environmental assessment or report of any Asset (including any Environmental Assessment), Buyer shall keep, and shall cause such Representatives and/or the Environmental Consultant to keep, such report or assessment confidential and furnish copies thereof (including any and all drafts) to Seller within one week of receipt thereof by Buyer.

(c) Indemnity. BUYER WAIVES AND RELEASES, AND SHALL DEFEND, INDEMNIFY, SAVE, AND HOLD THE SELLER INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY AND ALL LOSSES TO THE EXTENT ARISING OUT OF, RESULTING FROM, OR RELATING TO THE ACCESS TO THE ASSETS AFFORDED TO BUYER, ITS REPRESENTATIVES, AND THE ENVIRONMENTAL CONSULTANT UNDER THIS AGREEMENT PRIOR TO CLOSING PURSUANT TO SECTION 3.1(b), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES; PROVIDED THAT NOTHING IN THIS SECTION 3.1(c) SHALL MAKE BUYER RESPONSIBLE OR LIABLE FOR ANY DAMAGE TO SELLER’S ASSETS OR INJURY TO SELLER’S PERSONNEL CAUSED BY PRE-EXISTING CONDITION NOT CAUSED BY BUYER’S, ITS REPRESENTATIVES’ OR ITS ENVIRONMENTAL CONSULTANT’S ACTIVITIES PURSUANT TO SECTION 3.1(a) OR SECTION 3.1(b). THIS SECTION 3.1(c) WILL SURVIVE THE TERMINATION OF THIS AGREEMENT.

Section 3.2 Disclaimers.

(a) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS, THE ASSETS ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW, OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND WAIVE AND RELEASE (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON), ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION, OR VALUE (PRESENT OR FUTURE) AND ANY EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR OTHER STATEMENT, EXPRESS, ORAL, STATUTORY, OR IMPLIED THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE BUYER IN CONNECTION WITH THE TRANSACTION OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; AND, SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, BUYER ACCEPTS THE ASSETS, “AS IS, WHERE IS,” WITH ALL FAULTS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, ALL DESCRIPTIONS OF THE ASSETS HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER, AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY CONCERNING THE SAME.

(b) EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON) ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY OF THE RECORDS OR OTHER INFORMATION FURNISHED WITH RESPECT TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY OR ON BEHALF OF SELLER OR ANY OF ITS AFFILIATES, EXCEPT AS TO THE DISCLOSURE SCHEDULE OR EXHIBIT TO THIS AGREEMENT OR TO ANY OF THE OTHER TRANSACTION DOCUMENTS, ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK, AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON THE SAME.

(c) EXCEPT FOR BUYER’S RIGHTS AND REMEDIES UNDER ARTICLE V AND ARTICLE XV AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN SECTION 6.11, SELLER HAS NOT AND WILL NOT MAKE (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, OR THE PROTECTION OF HUMAN HEALTH OR SAFETY, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS AND REMEDIES UNDER ARTICLE V AND ARTICLE XV AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN SECTION 6.11, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND, SUBJECT TO SELLER’S COMPLIANCE WITH SECTION 3.1(B) AS OF CLOSING, WITHOUT LIMITING BUYER’S RIGHTS AND REMEDIES UNDER ARTICLE V AND ARTICLE XV, BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OR ENVIRONMENTAL ASSESSMENTS AS BUYER DEEMS APPROPRIATE.

(d) THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH LAW.

ARTICLE IV

TITLE MATTERS

Section 4.1 No Title Representations or Warranties. Except for Section 6.14 and Section 6.15 and as expressly set forth in any other Transaction Document, Seller makes no warranty or representation, express, implied, statutory, common law, or otherwise, with respect to Seller’s title to any of the Assets.

Section 4.2 Preferential Rights and Consents. No later than 5:00 pm Mountain time on the date that is 15 Business Days after the Execution Date, Seller shall (a) deliver notices to the applicable Persons holding Consents (other than Customary Post-Closing Consents) requesting that the holders of such Consents grant their consent to the Transaction, and (b) deliver notices to the applicable Persons required in connection with any applicable preferential rights to purchase any Assets that are triggered by the execution of this Agreement or the consummation of the Transaction, all such preferential rights to purchase any Assets or portion thereof being set forth on Section 6.8 of the Disclosure Schedule, in the case of each of clause (a) and (b), in accordance with the applicable agreements and contracts creating such Consents or preferential rights to purchase, as applicable. Seller shall use Reasonable Efforts to obtain all Consents (other than Customary Post-Closing Consents) prior to Closing. Prior to Closing, if Buyer discovers other Assets affected by Consents (other than Customary Post-Closing Consents) or preferential rights to purchase, Buyer shall notify Seller promptly, and Seller shall use Reasonable Efforts to obtain such Consents and/or to give the notices required in connection with such preferential rights to purchase prior to Closing.

(a) Consents. To the extent not obtained as of the Execution Date, Seller shall use Reasonable Efforts to obtain all Required Consents prior to Closing and shall pay all reasonable expenses to do so. Notwithstanding anything to the contrary in this Agreement, if a Required Consent has not been obtained as of Closing or any other Consent is denied in writing with respect to any Asset (a “Restricted Asset”), the Closing shall not be delayed due to failure to obtain any such Consent, and such Restricted Asset shall be excluded from the Assets conveyed to Buyer at Closing, and upon the Closing, such Restricted Asset shall be deemed to be held by Seller at all times during the Holding Period for the benefit of Buyer in accordance with this Section 4.2(a). During the Holding Period, Seller shall use Reasonable Efforts (and Buyer shall assist Seller as reasonably requested) to provide Buyer with the economic benefits and risks of ownership of the Restricted Asset and to obtain the Consent of the third Persons related to such Restricted Asset and shall pay the reasonable expenses to do so and shall not agree to a throughput fee or increase in royalty or other expenses to be borne by Buyer without Buyer’s prior written consent. If the Restricted Asset is an easement or similar right, then the term Restricted Asset shall include the portion of any other associated Assets located thereon. With respect to any such Restricted Asset as to which the necessary approval or consent for the assignment or transfer to Buyer is obtained or waived by the holder thereof following Closing, then promptly (but in no event later than 10 Business Days) after the date such approval, consent, or waiver is obtained (i) for no additional consideration, the Parties shall execute and deliver all documents and take all such actions with respect to such Restricted Asset required under Article XIII, with any necessary conforming changes and (ii) such Restricted Assets shall be deemed to constitute Assets under this Agreement for all purposes and shall not constitute Excluded Assets. For purposes of this Agreement, the term “Holding Period,” for any particular Restricted Asset, shall mean the period beginning on the Closing Date and ending on the earlier of (x) the date upon which the applicable Material Contract or Surface Agreement for which the Consent was not obtained prior to Closing expires or otherwise terminates and (y) the date upon which such Consent or an alternative arrangement is obtained on terms that are substantially similar in operational and economic effects as the assignment of the Restricted Asset to Buyer; provided that Seller’s obligation to use its Reasonable Efforts to obtain Consents associated with Restricted Asset shall expire on the first anniversary of the Closing Date. Further, with respect to any Surface Agreements that the Parties intend to partially assign to Buyer hereunder, if Seller is unable to effectuate such assignment at Closing, then from and after Closing the Parties agree to use Reasonable Efforts to obtain separate agreements for each such Surface Agreement providing each Party the rights contemplated in this Agreement at no additional cost or expense to Buyer.

(b) Preferential Purchase Rights.

(1) If any preferential right to purchase any portion of the Assets is exercised and the sale to such preferential right holder closes prior to the Closing Date, then that portion of the Assets affected by such preferential right to purchase shall be excluded from the Assets at Closing and deemed to constitute an Excluded Asset, and the Base Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such affected Assets (the aggregate value of all such adjustments, the “Exclusion Adjustment”).

(2) If (i) any preferential right to purchase any portion of the Assets is not exercised prior to the Closing Date, or if such right is exercised prior to the Closing Date but the closing of such sale will not happen prior to the Closing Date, then in each such case, Seller shall convey such Asset to Buyer at Closing without any adjustment to the Base Purchase Price and such Asset shall constitute a part of the Assets for all purposes hereunder; or (ii) a preferential right to purchase is not discovered prior to Closing and the affected Asset is conveyed to Buyer at Closing, and the preferential right to purchase is exercised after Closing, then in each such case, Buyer agrees to convey such affected Asset to the party exercising such right on the same terms and conditions under which Seller conveyed such Asset to Buyer (with the purchase price being the Allocated Value for the affected Asset) as adjusted under Section 2.3 and such other adjustments as may be permitted to reflect any other post-Closing expenditures Buyer has made with respect to such Asset, and Buyer shall retain all amounts paid by the party exercising such preferential right to purchase. Promptly following the Closing Date, Buyer shall prepare, execute, and deliver a form of purchase and sale agreement and conveyance of such Asset to such exercising party, such purchase and sale agreement and conveyance to be in form and substance as provided in this Agreement. Seller will reimburse all costs incurred by Buyer in complying with this Section 4.2(b)(2).

(c) Creditworthiness. If the holder of any Consent (including the Required Consents) set forth on Section 6.8 of the Disclosure Schedule requires that the Buyer deliver proof of its creditworthiness for the approval of such Consent, then the Buyer shall use Reasonable Efforts to deliver to such holder any and all reasonably requested credit information or other information concerning the business, operations, property, condition (financial or otherwise), prospects, or creditworthiness of Buyer, subject to the holder of such Consent entering into a confidentiality agreement.

ARTICLE V

ENVIRONMENTAL MATTERS

Section 5.1 Environmental Procedures.

(a) Use of Environmental Consultant. Buyer will have until the Defect Notice Date to conduct an investigation of the environmental condition of the Assets, which investigation shall be subject to the limitations in Section 3.1. Should Buyer elect to conduct such an investigation, Buyer will have the right to employ a qualified, independent third Person environmental consultant reasonably selected by Buyer (the “Environmental Consultant”) to determine the existence of any Environmental Defects and for the Remediation Costs, if any, associated therewith.

(b) Environmental Defect Notice. To assert any alleged Environmental Defect, Buyer must, on or before the Defect Notice Date, deliver to Seller one or more Environmental Defect Notices. Buyer must deliver Environmental Defect Notices as soon as reasonably practical, but no later than on the Defect Notice Date. The Environmental Defect Notice must (i) be in writing and asserted in good faith, (ii) name or describe the affected Asset(s), (iii) include a description of the condition in, on, or under the Asset that constitutes, causes, or contributes to each Environmental Defect, (iv) provide factual substantiation for each Environmental Defect, and (v) state Buyer’s good faith estimate (with reasonable supporting detail, including a description of the Remediation proposed) of the Remediation Costs attributable to each Environmental Defect. For the purpose of the preceding sentence, “factual substantiation for each Environmental Defect” means reports prepared by the Environmental Consultant. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Notice Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Notice Date. Buyer irrevocably waives all Environmental Defects not submitted on or before the Defect Notice Date.

(c) Remedies. Following the Closing, Seller shall have the right to further remediate any existing Environmental Defects until no later than forty-five (45) days after the Closing Date (the “Cure Period”), provided that Seller must provide to Buyer prior notice of such Remediation efforts and the opportunity to observe such Remediation efforts, together with such information regarding such Remediation efforts reasonably requested by Buyer, and such remediation efforts of Seller shall not unreasonably interfere with Buyer’s operations. Subject to (i) Seller’s right to dispute the existence of an Environmental Defect or the Remediation Costs asserted with respect thereto, in which case the Parties shall follow the procedures in Section 5.2, (ii) Seller’s right to terminate this Agreement under Section 12.1 due to the failure of the condition precedent under Section 11.1(c), (iii) the Environmental Deductible, and (iv) Seller’s right to cure during the Cure Period, if any Environmental Defect asserted by Buyer under Section 5.1(b) is not waived in writing by Buyer or cured prior to Closing, then the Base Purchase Price will be reduced by an amount equal to (1) the Parties’ agreement on the estimated Remediation Cost of each such Environmental Defect or (2) if the Parties are unable to agree on the estimated Remediation Cost of each such Environmental Defect, Buyer’s good faith estimate of the cost of remediation of such Environmental Defect, and the Assets will be conveyed subject to such Environmental Defect to Buyer at Closing (the aggregate amount of all such reductions to the Base Purchase Price under this Section 5.1(c), the “Environmental Defect Adjustment”). If at the expiration of the Cure Period, Seller has failed to cure to Buyer’s reasonable satisfaction an Environmental Defect that Seller elected to cure pursuant to Section 5.1(b), the remaining Remediation Cost, after crediting Seller for any reasonable, out-of-pocket Remediation Costs incurred prior to the expiration of the Cure Period, associated with such uncured Environmental Defect shall be credited to Buyer in the Final Settlement Statement.

(d) Environmental Defect Threshold and Environmental Deductible. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for any Environmental Defect with respect to which the Remediation Costs exceed the Environmental Defect Threshold, unless and until the aggregate of all such Remediation Costs that exceed the Environmental Defect Threshold (taking into account the full amount of such Remediation Costs and not just the amount that exceeds the Environmental Defect Threshold), exceeds an amount equal to the Environmental Deductible, and then only with respect to the amount of such Remediation Costs that exceed the Environmental Deductible.

Section 5.2 Contested Environmental Defects.

(a) Rejection Notice. If Seller in good faith contests the existence or the scope of an Environmental Defect or the asserted Remediation Costs associated with such Environmental Defect, Seller shall notify Buyer in writing on or before the day that is five Business Days after the Defect Notice Date (“Rejection Notice”). The Rejection Notice shall state with reasonable specificity the basis for the rejection of the Environmental Defect(s) or the Remediation Costs. Within five Business Days of receipt of the Rejection Notice, representatives of Buyer and Seller knowledgeable in environmental matters shall meet in good faith and agree to either (i) reject the particular Environmental Defect(s) or (ii) accept the validity of such Environmental Defect(s) and the Remediation Costs. If the Parties cannot in good faith agree on either options (i) or (ii) in the preceding sentence with respect to each challenged Environmental Defect, the Environmental Defect(s) and/or the Remediation Costs subject to the Rejection Notice or the Parties cannot in good faith resolve Disputes relating to the adequacy of Seller’s Remediation efforts with respect to an Environmental Defect (the “Environmental Disputed Matters”), such Environmental Disputed Matters shall be exclusively and finally resolved in accordance with the arbitration procedures set forth in Section 5.2(b) or by agreement of the Parties.

(b) Dispute Resolution; Arbitration Procedure. Any Diligence Dispute will be finally determined under this Section 5.2(b).

(1) In the event of any Diligence Dispute, management representatives of the Parties with direct authority to enter into a settlement agreement shall meet and make a good faith effort to resolve any Diligence Dispute. In the event the management representatives are unable to resolve any Diligence Dispute within 30 days after commencement of the meetings to resolve such Diligence Dispute, then either Party may submit all remaining Diligence Disputes to a mutually agreed expert to resolve such Diligence Dispute (such individual, the “Arbitrator”), and absent such agreement, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Arbitrator and submit such Diligence Dispute along with such application. The Arbitrator shall not have worked as an employee or outside consultant for any Party or its Affiliates during the ten-year period preceding the arbitration or have any financial interest in the dispute other than the payment of the Arbitrator’s fees and expenses incurred as Arbitrator.

(2) The arbitration proceeding for any Diligence Dispute shall be held in Houston, Texas, and shall be conducted in accordance with Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 5.2. The Arbitrator’s determination shall be made within 45 days after submission by the Parties of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Arbitrator shall be bound by the applicable rules set forth in this Article V with respect to Environmental Disputed Matters and the applicable rules set forth in Section 9.4 with respect to Disputed CLIF Matters, and, subject to the foregoing, may consider such other matters as in the opinion of the Arbitrator are necessary to make a proper determination. The Arbitrator may consult with and engage disinterested Third Parties to advise the Arbitrator. The Arbitrator, however, may not render a decision with respect to an Environmental Defect or Remediation Cost, in each case, in excess of the highest value for such Environmental Disputed Matter adjustment as claimed by Buyer or Seller, as applicable, or below the lowest value for such Environmental Disputed Matter adjustment as claimed by Seller or Buyer, as applicable. The Arbitrator shall act as an expert for the limited purpose of determining a resolution to the specific Diligence Dispute submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any Diligence Dispute. Promptly, but in no event later than five Business Days, after the Arbitrator renders its decision as to all Diligence Disputes and assuming Closing has occurred, Seller shall deliver to Buyer by wire transfer of immediately available funds an amount equal to the Remediation Costs as determined by the Arbitrator (and further subject to the application of the Environmental Defect Threshold and Environmental Deductible, as provided in Article V). Each of Seller and Buyer shall bear its own legal fees and other costs of presenting its case to the Arbitrator. Buyer and Seller shall each bear one-half of the costs and expenses of the Arbitrator.

Section 5.3 Physical Condition of the Assets. Without limiting Buyer’s rights and remedies under this Agreement or any Transaction Document, Buyer acknowledges that the Assets have been used for the transportation, storage and disposal of Hydrocarbons, saltwater, Hazardous Substances, or other substances related to standard oil field operations. The Assets also may contain buried pipelines, water treating and water transportation equipment, storage tanks, and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets.

ARTICLE VI

REPRESENTATIONS OF SELLER

Seller makes the following representations and warranties as of the Execution Date and as of the Closing Date:

Section 6.1 Organization and Qualification. Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and is qualified to conduct business, and is in good standing, in the State of Texas.

Section 6.2 Power and Authority. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is or will be a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.

Section 6.3 No Conflicts. Except for (a) the Consents and approvals and waivers from third Persons contemplated in Section 4.2 and set forth on Section 6.8 of the Disclosure Schedule, and (b) all Customary Post-Closing Consents, and subject to compliance with the HSR Act, the execution, delivery, and performance of this Agreement by Seller will not (i) violate, conflict with or result in any breach of any provision of Seller’s governing documents, (ii) create an Encumbrance (other than a Permitted Encumbrance) on the Assets or trigger an outstanding security interest in or right to buy any of the Assets that will remain in existence after Closing, (iii) violate, breach, conflict with or constitute a default, in any material respect, or give rise to any right of termination, cancellation or acceleration, under the terms, conditions or provisions of any Material Contract, except those Material Contracts set forth on Section 6.9(b) of the Disclosure Schedule, or (iv) to Seller’s Knowledge, violate, or be rendered void or ineffective under, any Law applicable to Seller or by which Seller is bound, other than, in the case of the matters described in clauses (ii), (iii), and (iv) of this Section 6.3, where such matters would not, reasonably be expected to materially impair the ability of Seller to consummate the Transaction.

Section 6.4 Authorization and Enforceability. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party and the Transaction have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been (and all other Transaction Documents to which Seller is or will be a party and all other documents required under this Agreement to be executed and delivered by Seller at Closing will be) duly executed and delivered by Seller, and this Agreement constitutes, and at Closing the other Transaction Documents to which Seller is or will be a party and such other documents will constitute, the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and other Laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

Section 6.5 Liability for Brokers’ Fees. Neither Seller nor any Affiliate of Seller has incurred any liability, contingent or otherwise, or entered into any agreement for any investment banking, brokers’ or finders’ fees, or commission relating to the Transaction for which Buyer or any of its Affiliates shall have any responsibility or incur any liability whatsoever.

Section 6.6 No Bankruptcy. Seller has not stopped or suspended payment of its debts, become unable to pay its debts as they become due, or otherwise become insolvent in any jurisdiction. Seller is not insolvent, and Seller will not be rendered insolvent by the occurrence of the Transaction or any Transaction Document. Seller is not the subject of any pending, rendered, or, to Seller’s Knowledge, threatened insolvency, bankruptcy, reorganization, receivership or similar proceedings of any character. Seller has not made a broad assignment of substantially all of its assets for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such proceedings. As used in this Section 6.6, “insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other probable liabilities or the inability of Seller to pay its debts as they become due.

Section 6.7 Litigation. Except as described in Section 6.7 of the Disclosure Schedule, (a) there are no actions, suits, or proceedings pending or, to Seller’s Knowledge, threatened against Seller with respect to the Assets or which relate to the transactions contemplated by this Agreement and (b) there are no Orders that remain unsatisfied that are binding upon Seller with respect to the Assets.

Section 6.8 Preferential Rights to Purchase and Required Consents. To Seller’s Knowledge, Section 6.8 of the Disclosure Schedule describes all (a) preferential rights to purchase affecting the Non-Buyer-Operated Assets, and (b) Required Consents, in each case of (a) and (b), that are required with respect to, or are applicable to, the transfer of the Non-Buyer-Operated Assets in connection with the Transaction.

Section 6.9 Material Contracts.

(a) Section 6.9(a) of the Disclosure Schedule sets forth a true and complete list of all Material Contracts affecting the Non-Buyer-Operated Assets. True and complete copies of all such Material Contracts (including all amendments and modifications thereto) have been Made Available to Buyer. To the Knowledge of Seller, all Material Contracts affecting the Non-Buyer-Operated Assets are legal, valid, binding on, and enforceable against, in accordance with their respective terms, Seller and each other party to such Material Contracts. Seller is not in breach of, or default under, and to the Knowledge of Seller, except as disclosed on Section 6.9(a) of the Disclosure Schedule, no other Person is in breach of, or default under, any such Material Contracts, and there does not exist under any provision thereof any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by Seller or, to the Knowledge of Seller, any other party to such Material Contract.

(b) Section 6.9(b) of the Disclosure Schedule sets forth a list of all Material Contracts that will be terminated effective prior to or at the Closing.

(c) Seller is not a party to any Material Contract with respect to the Buyer-Operated Assets other than Material Contracts with Buyer.

Section 6.10 Compliance with Laws; Permits.

(a) Except as disclosed on Section 6.10(a) of the Disclosure Schedule, to Seller’s Knowledge, Seller’s ownership and operation of the Non-Buyer-Operated Assets is, and at all times has been, in compliance in all material respects with the provisions and requirements of all Laws (except with respect to compliance with or matters related to Environmental Laws, which are addressed in Section 6.11 and Article V, and compliance with Laws concerning Taxes, which are addressed in Section 6.12) of all Governmental Authorities having jurisdiction with respect to such Assets. To Seller’s Knowledge, no event has occurred, nor does any circumstance exist (with or without notice or passage of time or both) that (i) would reasonably be expected to constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any applicable Law applicable to the Non-Buyer-Operated Assets, or (ii) would reasonably be expected to give rise to any obligation under applicable Law on the part of Seller to undertake or perform, or to bear all or any portion of the cost of, any remedial action or measure of any nature with respect to the Non-Buyer-Operated Assets. Except as disclosed on Section 6.10(a) of the Disclosure Schedule, Seller has not received any written notice from any Governmental Authority or any other Person regarding any (A) actual, alleged or potential violation of, or failure to comply with, any applicable Law in connection with the operation of the Non-Buyer-Operated Assets, or (B) actual, alleged or potential obligation under applicable law on the part of Seller to undertake or perform, or to bear all or any portion of the cost of, any remedial action or measure of any nature in connection with the operation of the Non-Buyer-Operated Assets.

(b) Section 6.10(b) of the Disclosure Schedule sets forth a true and complete list of each Permit held by Seller (the “Held Permits”) and Permit applications submitted by or on behalf of Seller (the “Pending Permits”), in each case that are primarily used or held for use in connection with the Non-Buyer-Operated Assets. True, complete and correct copies of each such Permit have been provided to Buyer. Seller is in compliance in all material respects with the terms of such Permits and each Permit is valid and in force. The Held Permits constitute all material Permits necessary to own, operate and maintain the Non-Buyer-Operated Assets in the manner currently operated. None of Seller nor any of its Affiliates has received any written notice from a Governmental Authority that (i) concerns any default or violation of Seller with respect to any Held Permit, (ii) claims that the application for any Pending Permit is invalid or deficient or (iii) threatens to impose any material restriction or condition upon the approval of any Pending Permit.

Section 6.11 Environmental Matters. Except as set forth on Section 6.11 of the Disclosure Schedule:

(a) Seller is not the subject of any pending Order that remains unsatisfied under any Environmental Law applicable to the Non-Buyer-Operated Assets requiring Remediation or the payment of a fine or penalty;

(b) Seller has not entered into any agreements, consents, orders, decrees, judgments, or other directives of or with any Governmental Authorities based on any prior violations of Environmental Laws that relate to the future use of any of the Assets and that require any Remediation;

(c) Seller has not received any written notice from any Governmental Authority or other Person, nor is subject to any pending or, to Seller’s Knowledge, threatened, claim, demand, proceeding, or complaint (i) alleging, with respect to any such party, the violation of or liability under any Environmental Law applicable to the Non-Buyer-Operated Assets or (ii) requesting, with respect to the Non-Buyer-Operated Assets, information with respect to an investigation pursuant to any Environmental Law;

(d) to Seller’s Knowledge, there has been no release of any Hazardous Substances from or in connection with the Non-Buyer-Operated Assets required to be reported to an applicable Governmental Authority; and

(e) Seller has provided or Made Available to Buyer true and complete copies of all third Person environmental site assessments or similar reports and any written complaints, violation notices or other notices of liability or alleged violation related, in each case, to Environmental Laws, in Seller’s control or possession that are related to the Non-Buyer-Operated Assets, a list of which such reports, assessments, orders, decrees and notices is set forth on Section 6.11(e) of the Disclosure Schedule.

Section 6.12 Tax Matters. For all taxable periods during Seller’s period of ownership through the taxable period in which this Agreement is executed, all Taxes imposed on or with respect to the ownership or operation of the Assets that have become due and payable (whether or not shown or required to be shown on any Tax Return) have been paid when due, unless contested in good faith by appropriate proceedings. There are no liens of any Governmental Authorities for Taxes on Seller’s interests in any of the Assets except for Permitted Encumbrances. Seller has timely filed with appropriate Governmental Authorities all Tax Returns and reports required to be filed by Seller in connection with its ownership or operation of the Assets. All such Tax Returns and reports were correct and complete in all material respects. No Tax Returns filed by Seller with respect to Asset Taxes are now under audit or examination, or subject to any other Tax-related proceeding currently being conducted, by any Governmental Authority. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to Asset Taxes. All Tax withholding and deposit obligations imposed on Seller by applicable Law with respect to Asset Taxes have been satisfied in all material respects. Seller is not a party to any Tax allocation or sharing arrangement which will survive the Closing and be binding on Buyer. There is no ongoing dispute or claim concerning any Asset Tax liability of Seller claimed or raised or, to the Seller’s Knowledge, threatened by any Governmental Authority in writing, and to Seller’s Knowledge, no event has occurred nor does any circumstance exist that with or without notice or the passage of time, or both, would reasonably be expected to result in such a claim or dispute. Seller has not waived any statute of limitations in respect of Asset Taxes or agreed to any extension of time with respect to any Asset Tax assessment or deficiency where, in each case, such waiver or extension is still in effect. No written claim that has not been resolved has been made by a Tax authority in a jurisdiction where Seller does not file Tax Returns that the Assets are or may be subject to taxation in such jurisdiction. None of the Assets is subject to any tax partnership as defined in Section 761 of the Code or as defined for any state or local Tax purposes.

Section 6.13 Capital Projects. As of the Execution Date, Section 6.13 of the Disclosure Schedule contains a list and description of all Wells or other capital projects in progress and associated costs or estimates thereof to the extent such costs or estimates as of the Execution Date exceed $100,000.00 individually or exceed $250,000.00 in the aggregate for any series of related transactions per Well or project, net to Seller’s interest (the “Capital Projects”). Section 6.13 of the Disclosure Schedule contains a list and description of all other authorities for expenditures or other current commitments relating to the Non-Buyer-Operated Assets to drill or rework wells, build gathering systems, or for other capital expenditures (“AFEs”) that, in each case, are outstanding as of the Execution Date and not expected to be completed by the Closing Date, in each case that Seller reasonably anticipates will individually require expenditures attributable to periods on or after the Effective Time, other than any AFEs and Capital Projects outstanding as of the Execution Date that do not exceed $100,000.00 individually or exceed $250,000.00 in the aggregate for any series of related transactions, net to Seller’s interest. Each Party acknowledges and agrees that the amounts shown on Section 6.13 of the Disclosure Schedule with respect to such Capital Projects and AFEs are estimates.

Section 6.14 Personal Property; SWD Wells; Pipelines.

(a) To the Knowledge of Seller, Section 6.14(a) of the Disclosure Schedule sets forth in all material respects a true and complete list of the Personal Property. Seller has good and valid title to, or holds by a valid, enforceable and existing lease or license with respect to each item of Personal Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) Except as otherwise specified in Section 6.14(b) of the Disclosure Schedule, no rights of Seller under any leases or licenses for any item of Personal Property have been assigned or otherwise transferred as security for any obligation of any Person. With respect to each such lease or license, except as otherwise specified in Section 6.14(b) of the Disclosure Schedule, (i) Seller is not in default under any such lease or license and to the Knowledge of Seller no event has occurred which, with or without the passage of time, would constitute a default of Seller’s obligations under such lease or license, (ii) to the Knowledge of Seller no other party to any such lease or license is in default thereunder and (iii) Seller has not received a written notice of default or potential default with respect to such lease or license.

(c) Exhibit A-1 contains a true, complete and correct description of the Wells and a map depicting the location of the Wells. Seller has Made Available to Buyer a true, complete and correct wellbore diagram for each Well. The Wells (i) have been drilled and completed in material compliance with all applicable Law and Permits, (ii) except as otherwise specified in Section 6.14(c) of the Disclosure Schedule, are each supplied with permanent electrical power adequate to operate each Well at the operating capacity set forth on Exhibit A-1 with respect to such Well, (iii) subject to the applicable Permits, are each capable of continually disposing of quantities of produced water at the operating capacity set forth on Exhibit A-1 with respect to such Well, and (iv) have been used by Seller only for the disposal of materials in compliance in all material respects with all applicable Permits. This Section 6.14(c) does not apply to any Well operated by Buyer as of the Effective Date.

(d) Exhibit A-2 contains true, complete and correct description of the Pipelines (indicating diameter, composition, whether each Pipeline is buried and the approximate month that each Pipeline was placed into commercial operation) and a map depicting the Pipelines, and all Pipelines have been completed and placed in service. Seller has Made Available to Buyer all as-built drawings, hydrostatic testing results and other records in Seller’s possession relating to the Pipelines. Except as set forth on Section 6.14(d) of the Disclosure Schedule, immediately following Closing, the Surface Agreements will entitle Buyer to use all of the Pipelines to transport Saltwater from any source.

(e) The Assets (i) are in good working order and repair (taking age and ordinary wear and tear into account) and are adequate for the uses to which they are being put and are sufficient for the continued operation of the produced water handling and disposal activities of Seller consistent with past practices and as required under the Services Agreement, and (ii) have been owned, constructed, maintained and operated in a good and workmanlike manner by Seller as a reasonable and prudent operator in accordance with customary practices in the produced water handling and disposal industry, in each case with respect to clauses (i) and (ii), in all material respects.

(f) Section 6.14(f) of the Disclosure Schedule sets forth a true and complete (in all material respects) monthly volume report for each month from January 2019 through January 2020 for the Wells and the Pipelines.

(g) Exhibit F contains a true, complete and correct list of each existing Delivery Point (as defined in the Services Agreement), the pipeline diameter of such Delivery Point and the meter located at such Delivery Point.

Section 6.15 Real Property.

(a) Exhibit A-3 contains a true and complete list of all Surface Agreements. Seller is not currently obligated by applicable Laws, rules, regulations or contracts to plug, dismantle or abandon any salt water disposal well located on the Real Property, excluding any such obligations that may arise on or after the Closing Date.

(b) The Deeded Surface Interests, Surface Agreements, the Partially-Assigned OGLs and the Real Property that will be subject to the Surface Use Agreement and Joint Use Agreement to be delivered at Closing comprise all of the interests in Real Property primarily used or held for use in connection with the Assets.

(c) Other than as set forth on Section 6.15(c) of the Disclosure Schedule and the Permitted Encumbrances, the Real Property that will be subject to the Surface Use Agreement and Joint Use Agreement is free and clear of all Encumbrances. Seller or its Affiliate is in possession of all Real Property that will be subject to the Surface Use Agreement and Joint Use Agreement and has the ability to use such Real Property, in all material respects, for the purposes for which it is currently being used with respect to the Assets, and, to the Knowledge of Seller, no Persons, other than Seller or its Affiliates, are occupying or have any right to occupy, or otherwise utilize in any way, such Real Property in any way that would materially and adversely interfere with Buyer’s use of the Assets as used by Seller immediately prior to Closing.

(d) Seller has provided or Made Available to Buyer true and complete copies of all Surface Agreements.

(e) Except as set forth on Section 6.15(e) of the Disclosure Schedule, there are no gaps (including any gap arising as a result of any breach by Seller of any terms of any Surface Agreement and the Partially Assigned OGLs) in the easements or rights-of-way primarily used or held for use in connection with the Assets that would materially interfere with the ownership or use of the Assets.

(f) Except as set forth on Section 6.15(f) of the Disclosure Schedule, (i) Seller has good and marketable title to each Surface Agreement and the Partially-Assigned OGLs that are material to the use, ownership or operation of the Assets; (ii) no event has occurred or circumstance exists that to Seller’s Knowledge allows, or after the giving of notice of the passage of time, or both, could allow limitations, revocation or termination of any of the Surface Agreements or any of the Partially Assigned OGLs utilized by Seller and necessary for the operation of the Assets or could result in any material impairment of the rights of the holder of such easements, rights-of-way or oil and gas lease; (iii) all of the Wells and Pipelines are located within the geographic boundaries covered by a Surface Agreement or a Partially-Assigned OGL, except as would not materially interfere with the ownership or operation of the Assets as currently owned and operated, (iv) Seller has good and fee simple title to the Deeded Surface Interests and has the ability to use such Deeded Surface Interests for the purposes for which they are currently being used with respect to the Assets and no parties, other than Seller or its Affiliates, are occupying or have any right to occupy or otherwise utilize in any way, the Deeded Surface Interests in any way that would materially and adversely interfere with Buyer’s use of the Assets; (v) neither Seller nor its Affiliates have granted any Encumbrance on the Deeded Surface Interests except for Permitted Encumbrances; (vi) Seller has not received any written notice of material default or breach of any Surface Agreement or any Partially-Assigned OGL; and (vii) subject to the Permitted Encumbrances, Seller has good and indefeasible title to all Wells operated by Seller or its Affiliates.

Section 6.16 Interests. To the Knowledge of Seller, Exhibit A to the Services Agreement describes all material Interests as of the Execution Date. Other than the Existing Commitments (as defined in the Services Agreement and set forth on Exhibit D thereto), the Interests are not subject to any existing contractual commitment that would prevent Seller from granting the dedication under the Services Agreement to Buyer or the delivery of Saltwater to Buyer under the Services Agreement.

Section 6.17 Royalty Payments; Rentals. Section 6.17 of the Disclosure Schedule sets forth a true and complete list of all royalties or similar burdens payable by Seller with respect to the Non-Buyer-Operated Assets (and identifies the Surface Agreement or Asset to which they are attributable), and all such royalties that have become due and payable have been duly and timely paid by or on behalf of Seller to the Knowledge of Seller.

Section 6.18 Intellectual Property. Seller does not own any material intellectual property or possess any licenses to use any material intellectual property (other than customary software licenses relating to “off-the-shelf” software) that is used in connection with the Assets as currently operated.

Section 6.19 Insurance. Section 6.19 of the Disclosure Schedule sets forth (a) a summary of all insurance policies of seller or any of its Affiliates that provide coverage with respect to the Assets and (b) a list of all control of well and/or oil lease property claims incurred with respect to the Assets. There is no claim pending under any of the insurance policies of Seller or any of its Affiliates that provide coverage with respect to the Assets as to which coverage with respect to the policy holder or insured party has been denied or disputed by the underwriters or issuers of such insurance policies.

Section 6.20 Condemnation. There is no actual or, to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any Non-Buyer-Operated Asset by reason of condemnation or the threat of condemnation.

Section 6.21 Disclosures and Disclosure Schedule.

(a) Effect of Disclosures. Inclusion of a matter in the Disclosure Schedule to a representation or warranty which addresses matters having a “Material Adverse Effect” (whether or not capitalized) shall not be deemed an indication that such matter does, or may, have a “Material Adverse Effect” (whether or not capitalized). Likewise, the inclusion of a matter in the Disclosure Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion in the Disclosure Schedule. Matters may be disclosed in the Disclosure Schedule for purposes of information only.

(b) Effect of Schedules. All Section headings in the Disclosure Schedule correspond to the Sections of this Agreement; provided, however, that information provided in any Section of the Disclosure Schedule shall constitute disclosure for purposes of any other Section of the Disclosure Schedule so long as its relevance to such other Section of the Disclosure Schedule or Section of the Agreement is reasonably apparent on the face of the information disclosed therein.

(c) Schedule Update. Seller shall have the right until Closing, to add, supplement or amend the Disclosure Schedule applicable to its representations and warranties with respect to any matter hereafter arising or discovered that, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in the Disclosure Schedule. For purposes of determining whether the conditions set forth in Section 11.2 have been fulfilled, the Disclosure Schedule will be deemed to include all information contained in any such addition, supplement or amendment. For purposes of determining Buyer’s indemnity rights under Section 15.3(a), the Disclosure Schedule will be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any such addition, supplement or amendment.

Section 6.22 Seller Bonds. All Seller Bonds are set forth on Section 6.22 of the Disclosure Schedule.

ARTICLE VII

REPRESENTATIONS OF BUYER

Buyer makes the following representations and warranties as of the Execution Date and as of the Closing Date:

Section 7.1 Organization and Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas and has the requisite limited liability company power to conduct its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the ownership and operation of its assets and the Assets make such qualification necessary.

Section 7.2 Power and Authority. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is or will be a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.

Section 7.3 No Conflicts. Subject to compliance with the HSR Act, the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer will not (a) violate, conflict with or result in any breach of any provision of Buyer’s governing documents, (b) violate, breach, conflict with or constitute a default under the terms, conditions or provision of any agreement, instrument or obligation to which the Buyer is a party or is bound, or (c) violate, or be rendered void or ineffective under, any judgment, decree, or order applicable to Buyer, other than, in the case of the matters described in clauses (b) and (c) of this Section 7.3, where such matters would not, individually or in the aggregate, reasonably be expected to materially impair Buyer’s ability to consummate the Transaction and perform its obligations under this Agreement.

Section 7.4 Authorization and Enforceability. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is or will be a party and the Transaction have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been (and all other Transaction Documents to which Buyer is or will be a party and all other documents required under this Agreement to be executed and delivered by Buyer at Closing will be) duly executed and delivered by Buyer, and this Agreement constitutes, and at Closing the other Transaction Documents to which Buyer is or will be a party and such other documents will constitute, the legal, valid, and binding obligations of Buyer, enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and other Laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

Section 7.5 Liability for Brokers’ Fees. Neither Buyer nor any Affiliate of Buyer has incurred any liability, contingent or otherwise, or entered into any agreement for investment banking, for brokers’ or finders’ fees, or commission relating to the Transaction for which Seller or any of its Affiliates shall have any responsibility or incurring any liability whatsoever.

Section 7.6 Litigation. There are no material actions, suits, proceedings, claims, or investigations by any person, entity, administrative agency, or Governmental Authority pending or, to Buyer’s Knowledge, threatened in writing against Buyer before any Governmental Authority that are reasonably likely to adversely affect Buyer’s ability to consummate the Transaction.

Section 7.7 Securities Laws, Access to Data and Information. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky Laws and that resale thereof is or may therefore be subject to the registration requirements of such acts. Buyer is an “accredited investor,” as such term is defined in Regulation D, and is familiar with the Assets and is a knowledgeable, experienced, and sophisticated investor in the water transportation and disposal business. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Assets.

Section 7.8 Financial Resources. Buyer has, or at the Closing will have, the financial resources available to pay the Closing Amount at Closing and to close the Transaction without any financing contingency and to perform its post-Closing obligations under this Agreement.

Section 7.9 Buyer Capable to Hold Surface Agreements. Buyer is qualified, or will be qualified as of the Closing, to hold title to the Surface Agreements and Permits issued by any relevant Governmental Authority.

Section 7.10 Buyer’s Evaluation. Buyer is experienced and knowledgeable in the water transportation and disposal business and is aware of its risks. In entering into this Agreement, Buyer acknowledges that it has relied and will rely solely on the terms of this Agreement and upon its own independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax, or other consequences of this Transaction, including its estimate and appraisal of the extent and value of the Assets. Buyer or its Representatives have been given a reasonable opportunity to examine the Background Materials. Except as expressly provided in this Agreement and the other Transaction Documents, Seller shall not have any liability to the Buyer Indemnified Parties resulting from any use, authorized or unauthorized, of the Background Materials provided by or on behalf of Seller.

ARTICLE VIII

PRE-CLOSING COVENANTS OF SELLER

Section 8.1 Interim Conduct.

(a) Operations Prior to Closing. Except as consented to in writing by Buyer or otherwise provided for in this Agreement, from the Execution Date to Closing, Seller shall:

(1) operate and maintain its interests in the Assets in a good and workmanlike manner reasonably consistent with past practices and in compliance with all applicable Laws and the terms of the Surface Agreements, Material Contracts and Permits;

(2) subject to Section 8.1(b), pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with operation of the Assets, and Seller will notify Buyer of any ongoing activities and major capital expenditures in excess of $100,000 per activity (net to Seller’s interest), exclusive of the Capital Projects or AFEs, conducted on the Assets and shall inform Buyer of all such matters and operations involving such expenditures; provided that except as prohibited under Section 8.1(b), Seller may make any election it desires with respect to such expenditures without the prior consent of Buyer;

(3) calibrate all meters included in the Personal Property, and deliver evidence of same to Buyer;

(4) use Reasonable Efforts to promptly obtain all Consents;

(5) file on a timely basis all material notices, reports or other filings with respect to the Assets required to be filed with or reported to any Governmental Authority (excluding any notices related to this Transaction that are customarily delivered after Closing);

(6) file on a timely basis all material applications or other documents necessary to maintain, renew or extend any existing Permit, variance or any other approval required by any Governmental Authority necessary or required with respect to the ownership or operation of the Assets, whether or not such approval would expire before or after the Closing Date;

(7) give written notice to Buyer as soon as practicable, but in any event within three (3) Business Days of Seller acquiring Knowledge thereof, of (i) the receipt or delivery by Seller of any written notice with respect to any material breach or termination of any Surface Agreements, Material Contracts or Permits, (ii) the receipt or delivery by Seller of any written claim for material damages or any suit, action, proceeding or litigation made by or against Seller or its Affiliates with respect to the Assets, or (iii) the occurrence of any material casualty loss with respect to the Assets; and

(8) notify Buyer of any election that Seller is required to make under any Material Contract or with respect to any Non-Buyer-Operated Asset, specifying the nature and time period associated with such election.

(b) Negative Covenants on Operations. From and after the Execution Date and until Closing, except with respect to any actions or operations set forth on Section 8.1(b) of the Disclosure Schedule, unless Seller obtains the prior written consent of Buyer in each case to act otherwise with respect to clauses (2) through (5), which consent may not be unreasonably withheld, delayed, or conditioned, Seller shall not:

(1) except for Capital Projects and AFEs as described on Section 6.13 of the Disclosure Schedule, all of which are deemed to be approved, approve any operations on the Assets anticipated to cost the owner of the Assets more than $100,000 per operation or activity, net to Seller’s interest (excepting emergency operations required under presently existing contractual obligations and operations necessary to avoid material monetary penalty or forfeiture provisions of any applicable Material Contract or Order of any Governmental Authority, all of which will be deemed to be approved, provided that Seller promptly notifies Buyer of any emergency operation or operation necessary to avoid monetary penalty or forfeiture excepted in this Agreement);

(2) convey, encumber, abandon or otherwise dispose of any material part of the Assets (other than in the regular course of business and excluding the sale of any skim oil);

(3) cancel, modify or let lapse any of Seller’s insurance now in force with respect to the Assets;

(4) modify, amend or change the terms of any Surface Agreement, Material Contract or Permit or terminate any Material Contract (except for those set forth on Section 6.9(b) of the Disclosure Schedule), Surface Agreement or Permit or enter into any agreement, contract or commitment that, if such agreement, contract or commitment had been entered into prior to the Execution Date, would be required to be listed in an Exhibit attached to this Agreement or the Disclosure Schedule;

(5) propose any new drilling, construction or similar operation with respect to any of the Assets in excess of $100,000;

(6) waive, release, assign, settle, or compromise any claim, action, or proceeding relating to the Assets, other than waivers, releases, assignments, settlements, or compromises that involve only the payment of monetary damages not in excess of $100,000.00 individually or in the aggregate (excluding amounts to be paid under insurance policies); or

(7) (i) amend any Tax Return relating to Asset Taxes, (ii) make, change or revoke any Tax election relating to Asset Taxes, or (iii) waive or extend statute of limitations or enter into any agreement with any Governmental Authority relating to Asset Taxes.

Section 8.2 Permits.

(a) Buyer shall provide all notices and otherwise take all actions required to transfer or reissue any Permits that are required to be transferred or reissued, including those required under Environmental Laws, as a result of or in furtherance of the Transaction. Seller shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits or transfers thereof.

(b) From and after Closing until the date that is twelve (12) months following the Closing Date, Seller shall use Reasonable Efforts to cause the approval and issuance by the Texas Railroad Commission of each Pending Permit. In each case when a Pending Permit is approved by the Texas Railroad Commission after the Closing Date (such obtained permit, an “Approved Permit”), within ten (10) Business Days following issuance of such Approved Permit, Seller shall execute and deliver to Buyer, or cause its Affiliate to execute and deliver to Buyer, a validly executed blanket transfer of Form P-4 designating Buyer (or its applicable Affiliate) as operator of the applicable disposal well with the Texas Railroad Commission that corresponds to such Approved Permit.

Section 8.3 Pressure and Disposal Capacity. If the results of Buyer’s diligence under Section 3.1 show that any Well (a) does not pass a mechanical integrity test and/or (b) is not capable of operating continuously, in all material respects, at the operating capacity set forth with respect to such Well on Exhibit A-1 for 30 minutes within the surface pressure tolerances specified in the applicable Permit and/or (c) except as set forth on Section 6.14(c) of the Disclosure Schedule, does not have adequate permanent electrical power to enable Buyer to meet its obligations under the Services Agreement immediately after Closing (collectively, the “Testing Criteria”), then Seller shall, in consultation with Buyer, perform such repairs and/or workover operations required in order for the Well to meet the Testing Criteria. Seller’s obligations under this Section 8.3 shall not in any way delay Closing, and Seller shall be entitled at Seller’s sole cost and expense to perform such repairs and/or workover operations, or cause such repairs and/or workover operations to be performed, for a reasonable period of time after the Closing Date.

Section 8.4 Curative Matters. Seller shall use Reasonable Efforts to cure, in a manner reasonably acceptable to Buyer, the items set forth on Section 8.4 of the Disclosure Schedule as necessary to provide Buyer the right to own, operate and use the Assets identified on Section 8.4 of the Disclosure Schedule (the “Curative Matters”) and shall pay all reasonable expenses to do so. To the extent any of the Curative Matters with respect to any Asset identified on Section 8.4 of the Disclosure Schedule (an “Affected Asset”) are not cured prior to Closing and subject to Section 13.3(k), the Closing shall not be delayed due to failure to cure any such Curative Matter, such Affected Asset shall not be assigned to Buyer and shall be deemed to be held by Seller at all times during the Curative Matters Holding Period for the benefit of Buyer in accordance with this Section 8.4. During the Curative Matters Holding Period, Seller shall use Reasonable Efforts to provide Buyer with the economic benefits and risks of ownership of the Affected Asset and to cure the applicable Curative Matter and shall pay the reasonable expenses to do so, and Buyer shall provide Seller with any information and assistance reasonably requested by Seller in relation thereto. If the Curative Matter is with respect to a real property right or an easement or similar right, then the Affected Asset shall include the portion of any other associated Assets located thereon. Upon curing a Curative Matter in a manner reasonably acceptable to Buyer after Closing, promptly (but in no event later than 10 Business Days) after the date of such cure (i) for no additional consideration, the Parties shall execute and deliver all documents and take all such actions with respect to such Affected Asset required under Article XIII, with any necessary conforming changes, and (ii) such Affected Assets shall be deemed to constitute Assets under this Agreement for all purposes and shall not constitute Excluded Assets. For purposes of this Agreement, the term “Curative Matters Holding Period” for any particular uncured Curative Matter and Affected Asset shall mean the period beginning on the Closing Date and ending on the date upon which such Curative Matter is cured to the reasonable satisfaction of Buyer or an alternative arrangement is obtained on terms that are reasonably acceptable to Buyer; provided that Seller’s obligation to use its Reasonable Efforts to cure the Curative Matters shall expire on the first anniversary of the Closing Date.

ARTICLE IX

COVENANTS AND AGREEMENTS OF THE PARTIES.

Section 9.1 Confidentiality.

(a) Effective upon Closing, the Confidentiality Agreement dated December 18, 2019, between Seller and Buyer (the “Confidentiality Agreement”) will be automatically deemed terminated. Notwithstanding anything to the contrary in the Confidentiality Agreement, and only to the extent reasonably required by such Section, until Closing, Seller may disclose the existence of this Agreement and the identity of the Buyer to comply with Section 4.2. Effective as of and after Closing for a period of two years, except as required by Law or rule (including a rule of any stock exchange), and except for announcements permitted by Section 16.6, each Party, its Affiliates, and its and their Representatives shall maintain as confidential all Confidential Information with respect to the Assets or the transactions contemplated by the Transaction Documents, including the terms and conditions of any of the Transaction Documents.

(b) Injunctive Relief. The Parties acknowledge that a Party will not have an adequate remedy at Law if the other Party violates any of the terms of Section 9.1(a). In such event, the non-breaching Party will have the right, in addition to any other right it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of Section 9.1(a), and/or to seek specific performance of such terms.

Section 9.2 Communication Between the Parties. If a Party obtains Knowledge that the other Party is in breach of any of its covenants, representations, or warranties under this Agreement, such Party shall promptly inform the other Party of such breach and the Party alleged to be in breach may attempt to remedy or cure such breach prior to Closing.

Section 9.3 Non-Solicitation. For a period beginning on the Execution Date and ending on the date that is 12 months after the Closing Date, Buyer shall not, and shall cause its Affiliates and its and their Representatives to not, directly or indirectly, in any capacity and either separately, jointly or in association with others, solicit, induce, or attempt to induce, on behalf of Buyer or any other Person, any employee who is employed by Seller or its Affiliates as of the Execution Date or Closing Date (a “Seller Employee”) to leave his or her employment with Seller or its Affiliates. Notwithstanding the foregoing restrictions in this Section 9.3, Buyer and its Affiliates and its and their Representatives shall not be precluded from (1) soliciting or hiring Seller Employees six months after the later of (x) the date of termination of his or her employment with Seller or its Affiliates, as applicable, and (y) the last date on which such Seller Employee receives severance or other termination payments from Seller or its Affiliates, as applicable, (2) conducting general solicitations for employment or other services contained in a newspaper, other periodical, or on the internet or by search firms not targeted at Seller Employees, (3) soliciting or hiring Seller Employees after Seller consents to such action in writing, which consent may be withheld for any or no reason at Seller’s sole discretion and (4) hiring Seller Employees that approach Buyer on their own volition without the solicitation or engagement of Buyer, its Affiliates, or its and their Representatives.

Section 9.4 Casualty Losses.

(a) After the Execution Date and prior to Closing, if any portion of the Assets is damaged or destroyed by fire, vandalism, theft, explosion, accident, earthquake, act of nature, civil unrest, terrorist act, war or any other hostilities, or other similar casualty or is taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (each, a “Casualty Loss”), this Agreement shall remain in full force and effect, notwithstanding any such destruction, damage, taking or proceeding or the threat thereof. Seller shall, as soon as reasonably practicable following any Casualty Loss, deliver to Buyer notice identifying such Casualty Loss, which shall include Seller’s good faith estimate of the CLIF Amount (defined below) attributable to such Casualty Loss, as applicable.

(b) With respect to each of the Assets affected by a Casualty Loss reported under Section 9.4(a), in the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss (the “CLIF Amount”) exceeds $150,000, Seller shall have the right, prior to Closing and in consultation with Buyer, to repair or replace such Asset (with equipment of similar utility); provided that Seller must provide to Buyer prior notice of such repair or replacement efforts and the opportunity to observe such repair or replacement efforts together with such information regarding such efforts reasonably requested by Buyer. If Seller does not elect to repair or replace the Assets affected by a Casualty Loss, or any portion of such affected Assets pursuant to this Section 9.4(b), and with respect to any of the Assets affected by a Casualty Loss that Seller elected to repair or replace but which the Parties do not agree in good faith have been repaired or replaced by Seller as of the Closing Date, Buyer shall be entitled to a credit against the Base Purchase Price at Closing in the amount of Buyer’s good faith estimate of the remaining cost to repair or replace such affected Asset. In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing.

(c) With respect to any Casualty Loss that is less than $150,000, Seller shall (i) pay to Buyer all insurance proceeds actually received by Seller with respect to such Casualty Loss and (ii) use Reasonable Efforts to pursue and obtain insurance proceeds with respect to any such Casualty Loss.

(d) Any disputes related to whether a Casualty Loss existed, the scope of Seller’s repair or replacement of any Casualty Loss, or related accounting and any corresponding CLIF Amount (each, a “Disputed CLIF Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 5.2(b) or by agreement of the Parties.

Section 9.5 HSR Matters.

(a) If applicable, promptly following the execution of this Agreement and no later than 15 Business Days thereafter, the Parties will file or cause to be filed any applicable notification and report forms and related material that they may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and will join in a request for early termination of applicable waiting periods under the HSR Act. Buyer and Seller shall evenly split the filing fee and all other fees required to be paid in connection with any such filings contemplated by this Section 9.5.

(b) Each Party shall (i) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s HSR Act filings, (ii) use Reasonable Efforts to cause the expiration or termination of the notice or waiting periods under the HSR Act as promptly as is reasonably practicable, (iii) promptly inform the other Party of (and, at the other Party’s reasonable request, supply to such other Party) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (iv) consult and cooperate with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and proceedings with Governmental Authorities relating to such filings, including, subject to Law, permitting the other Parties to review in advance any proposed written communication between it and any Governmental Authority, (v) comply, as promptly as is reasonably practicable, with any requests received from any Governmental Authority by such Party or any of its Affiliates under the HSR Act for additional information, documents or other materials, and (vi) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority under the HSR Act with respect to the transactions contemplated by this Agreement.

(c) If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings, it will give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer, Seller or any of their respective Affiliates be required, in connection with any demand by any Governmental Authority or otherwise prior to Closing, to agree or commit to (i) divest, hold separate, offer for sale, abandon, limit its operation of, or take similar action with respect to any assets (tangible or intangible) or any business interest of any of them, or (ii) any restrictions or actions that after the Closing Date would limit the freedom of Buyer to operate its business as of the Closing Date in a manner consistent with past practices.

Section 9.6 Replacement Bonding.

(a) Bonding. Buyer acknowledges that none of the Seller Bonds are transferable to Buyer under this Agreement. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, such replacement surety instruments, bonds, letters of credit, or guarantees, to the extent such instruments are necessary to permit, as of Closing, (i) the release, return, or replacement of the Seller Bonds, and (ii) Buyer to be named as operator of any Asset in which Seller is an operator as of the Closing Date.

(b) Delivery of Evidence of Bonds. At or prior to Closing, except to the extent customarily provided post-Closing, Buyer shall deliver to Seller evidence of the posting of surety instruments, bonds, letters of credit, or guarantees with the applicable Governmental Authority meeting the requirements of such Governmental Authority to own and operate the Assets or evidence that such replacement bonds, letters of credit, or guarantees that Buyer has previously posted with such Governmental Authorities are adequate to secure the release of the Seller Bonds.

Section 9.7 No Shop. Subject to Seller’s obligations pursuant to Section 4.2, or the period beginning on the Execution Date and ending on the Closing Date, Seller shall not, and shall cause its Affiliates not to, authorize or permit any of their respective Representatives to, directly or indirectly, (a) solicit or initiate, or encourage the submission of, proposals or offers relating to the acquisition or purchase of the Assets by a third Person or (b) engage in any negotiations or discussions with any third Person relating to the acquisition or purchase of the Assets by a third Person. Subject to Seller’s obligations pursuant to Section 4.2, Seller shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any Person (other than Buyer) with respect to any proposal or offer relating to the acquisition or purchase of the Assets. If Seller receives a proposal or offer relating to the acquisition or purchase of the Assets, Seller shall immediately notify Buyer.

Section 9.8 Financing Cooperation. For the period beginning on the Execution Date and ending on the Closing Date, Seller shall use Reasonable Efforts to cooperate (and to cause its Representatives and applicable Affiliates to cooperate) as reasonably requested by Buyer in connection with Buyer’s efforts to obtain financing of its acquisition of the Assets, at Buyer’s sole cost and expense, by: (a) making the appropriate personnel of Seller and its applicable Affiliates reasonably available to Buyer and its financing sources to answer questions and reasonably assist in Buyer’s and its financing sources’ review of the Records (including providing reasonable access during normal business hours to the financial records relating to the Assets to the extent such information is reasonably available); and (b) to the extent in Seller’s possession, providing to Buyer and its financing sources any financial records that are customary for a bank information memoranda or other offering document and any other Records reasonably necessary for the completion of Buyer’s financing, and assisting with the updating of any such information. It is understood and agreed by the Parties that (x) the cooperation by Seller described in this Section 9.8 shall not obligate Seller to take any action that materially interferes with its business or Assets, (y) the access to be provided to Buyer shall not interfere with Seller’s ability to prepare its own financial statements or its regular conduct of business and shall be made available during Seller’s normal business hours and (z) Seller shall not be responsible for the creation or production of any new records or financial information or reports (audited or unaudited).

ARTICLE X

TAX MATTERS

Section 10.1 Allocation of Asset Taxes. Seller shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion thereof) ending prior to the Effective Time and Buyer shall be allocated and bear all Asset Taxes attributable to any Tax period (or portion thereof) beginning on or after the Effective Time.

Section 10.2 Apportionment of Asset Taxes. For purposes of determining the allocations described in Section 10.1, (a) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional bases shall be deemed attributable to the period in which the transaction giving rise to such Asset Taxes occurred using a “closing of the books methodology” as of the Effective Time and (b) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis (other than such Asset Taxes described in clause (a)) shall be deemed attributable to the period of ownership of the applicable Asset subject to such Asset Taxes. For purposes of clause (b), Asset Taxes imposed on a periodic basis that includes, but does not end at, the Effective Time, shall be allocated between the portion of such Tax period ending prior to the Effective Time and the portion of such Tax period beginning on or after the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Tax period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Tax period that occur on and after the day on which the Effective Time occurs, on the other hand. For purposes of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

Section 10.3 True-Up for Certain Asset Taxes. To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Base Purchase Price is to be made with respect to an Asset under Section 14.1, (a) the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment, and (b) upon the later determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 10.1.

Section 10.4 Tax Returns. Subject to Buyer’s indemnification rights under Article XV of this Agreement, after Closing, Buyer shall timely file or cause to be filed all Tax Returns for Asset Taxes required to be filed after the Closing and shall timely pay or cause to be paid to the taxing authorities all Asset Taxes that become due and payable after the Closing. Any penalty, addition to Tax, or interest levied or assessed with respect to any Asset Tax shall be allocated to, and shall be payable by, the Party to which the Tax to which such penalty, addition to Tax, or interest relates is allocated, regardless of when such penalty, addition to Tax, or interest is levied or assessed; provided, however, that the liability for any penalty, addition to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer; provided further, however, that Buyer shall not be liable for any penalty, addition to Tax, or interest levied or assessed with respect to any Tax Return that was required to be filed on or before the Closing Date.

Section 10.5 Refunds. Buyer shall be entitled to all rights to any refunds of Asset Taxes allocable to Buyer under Section 10.1 regardless of when received. Seller shall be entitled to all rights to any refunds of Asset Taxes allocable to Seller under Section 10.1 regardless of when received. If a Party or its Affiliate receives a refund to which the other Party is entitled under this Section 10.5, such receiving Party shall forward to the other Party the amount of such refund within 30 days after such refund is received, net of any reasonable costs or expenses incurred by such receiving Party in procuring such refund and without interest other than interest received from the applicable Governmental Authority.

Section 10.6 Income Taxes. Seller shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on it, its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Base Purchase Price under Section 14.1.

Section 10.7 Transfer Taxes. Transfer Taxes (including any related interest, penalties, or legal costs) that may be imposed on any transfer of the Assets under this Agreement shall be equally borne and paid by Buyer and Seller. If required by applicable Law, Seller shall, in accordance with applicable Law, calculate and remit any sales or similar Taxes that are required to be paid as a result of the transfer of the Assets to Buyer, and Buyer shall promptly reimburse Seller for fifty percent (50%) thereof. The Parties shall cooperate with one another in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to such Transfer Taxes). Any expenses, fees, or costs incurred by the Parties in connection with preparing or filing such Tax Returns shall be split evenly by Buyer and Seller.

Section 10.8 Allocations for Federal Income Tax Purposes. Buyer and Seller acknowledge that, under Section 1060 of the Code, Buyer and Seller must report information regarding the allocation of the Base Purchase Price, the Assumed Liabilities, and any other amounts treated as consideration for federal Income Tax purposes (collectively, the “Allocation Amount”) to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal Income Tax returns for the Tax period that includes the Closing Date. Buyer and Seller agree that the Allocation Amount shall be allocated for Tax purposes among each class of assets provided for in Treasury Regulations Section 1.338-6. Buyer will provide an allocation of such Allocation Amounts among the classes of assets within 90 days after the Closing Date. Such allocation shall be revised in a manner consistent with Section 1060 of the Code to take into account any adjustments to the Base Purchase Price under this Agreement, including any indemnification payments under Article XV. Buyer and Seller shall each prepare their respective Forms 8594 with respect to the Transaction in a manner consistent with such allocation, as adjusted. The Parties shall not take any Income Tax position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceedings in connection with such allocation.

Section 10.9 Post-Closing Tax Matters. After Closing, Buyer and Seller shall:

(a) reasonably cooperate and assist the other (1) in preparing any Tax Returns regarding any Tax relating to the Assets, or the Transaction, and (2) in qualifying for any exemption or reduction in Tax that may be available;

(b) reasonably cooperate in preparing for any audits, examinations, or other Tax proceedings by, or disputes with, taxing authorities regarding any Tax relating to the Assets or the Transaction;

(c) make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Assets or the Transaction;

(d) provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability for Asset Taxes under this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with the applicable Governmental Authority with respect to any Tax Controversy; and

(e) allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed.

ARTICLE XI

CONDITIONS PRECEDENT TO CLOSING

Section 11.1 Seller’s Conditions Precedent. The obligations of Seller to consummate the Transaction are subject to the satisfaction or waiver by Seller at or prior to Closing of the following conditions precedent:

(a) (i) each of the representations and warranties of Buyer contained in Article VII shall be true and correct as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of such date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or material adverse effect), individually or in the aggregate has not and would not reasonably be expected to materially impair the ability of Buyer to consummate the Transaction and perform its obligations under this Agreement, (ii) Buyer shall have performed or satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to Closing in all material respects, and (iii) Buyer shall have delivered the Buyer’s Certificate to Seller confirming that the conditions precedent set forth in Section 11.1(a)(i) and Section 11.1(a)(ii) have been satisfied in all respects;

(b) other than an order affecting only a portion of the Assets that is treated as a Casualty Loss, no order shall have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing and all relevant waiting periods under the HSR Act shall have expired or been terminated;

(c) the aggregate amount of the sum of all Remediation Costs for Environmental Defects, the Exclusion Adjustment, and the CLIF Amount, if applicable, shall not exceed $30,000,000.00; and

(d) Buyer shall be ready, willing, and able to perform each of the actions and deliver those deliverables specified in Section 13.4 as required to be delivered by or on behalf Buyer at Closing.

Section 11.2 Buyer’s Conditions Precedent. The obligations of Buyer at Closing are subject to the satisfaction or waiver at or prior to Closing of the following conditions precedent:

(a) (i) each of the representations and warranties of Seller contained in this Agreement shall be true and correct at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or Material Adverse Effect), individually or in the aggregate has not had and would not reasonably be expected to result in a Material Adverse Effect, (ii) Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to Closing in all material respects, and (iii) Seller shall have delivered the Seller’s Certificate to Buyer confirming the foregoing;

(b) other than an order affecting only a portion of the Assets that is treated as a Casualty Loss, no order shall have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing and all relevant waiting periods under the HSR Act shall have expired or been terminated;

(c) the aggregate amount of the sum of all Remediation Costs for Environmental Defects, the Exclusion Adjustment, and the CLIF Amount, if applicable, shall not exceed $30,000,000.00; and

(d) Seller shall be ready, willing, and able to perform each of the actions and deliver those deliverables specified in Section 13.3 as required to be delivered by or on behalf of Seller at Closing.

ARTICLE XII

RIGHT OF TERMINATION AND ABANDONMENT

Section 12.1 Termination. This Agreement may be terminated prior to Closing as follows:

(a) by mutual written consent of Seller and Buyer;

(b) by Seller or Buyer by written notice to the other Party if the Closing does not occur on or before 5:00 pm in Denver, Colorado, on May 15, 2020 (the “Outside Date”); provided that such failure does not result primarily from the terminating Party’s material breach of this Agreement; provided, however, if the conditions set forth in Section 11.1 (other than Section 11.1(c)) and Section 11.2 (other than Section 11.2(c)) have been satisfied or waived as of the Outside Date, and an arbitration is pending under Section 5.2(b) or Section 9.4(d), then neither Party shall be permitted to terminate this Agreement under this Section 12.1(b) until a decision has been rendered by the applicable arbitrator;

(c) by Seller, at or after the Scheduled Closing Date, by written notice to Buyer (so long as Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) if there has been a breach of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 11.1 (other than Section 11.1(b) or Section 11.1(c)), and which breach has not been cured or cannot be cured by the Outside Date; provided, however, Seller may not to terminate this Agreement under this Section 12.1(c) if as of such time the sole reason that the conditions set forth in Section 11.1 are not satisfied or are not capable of satisfaction at such time through no fault of Seller and are not waived by Seller is because the Parties are resolving Environmental Disputed Matters under Section 5.2(b) or Disputed CLIF Matters under Section 9.4(d); or

(d) by Buyer, at or after the Scheduled Closing Date, by written notice to Seller (so long as Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 11.2 (other than Section 11.2(b) or Section 11.2(c)), and which breach has not been cured or cannot be cured by the Outside Date; provided, however, Buyer may not to terminate this Agreement under this Section 12.1(d) if as of such time the sole reason that the conditions set forth in Section 11.2 are not satisfied or are not capable of satisfaction at such time through no fault of Buyer and are not waived by Buyer is because the Parties are resolving Environmental Disputed Matters under Section 5.2(b) or Disputed CLIF Matters under Section 9.4(d).

Any termination under Section 12.1(a) through Section 12.1(d) is effective upon the non-terminating Party’s receipt of the terminating Party’s written notice of termination.

Section 12.2 Effect of Termination. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of either Party against the other with respect to Section 12.3, and (b) the following provisions shall survive the termination: Section 3.2, 12.2, 12.3, 15.6(c), 16.2 through 16.4, 16.7 through 16.11 and 16.14 and such defined terms in Annex I as may be required to give meaning to such sections, shall survive termination of this Agreement.

Section 12.3 Remedies.

(a) If Seller terminates this Agreement under Section 12.1(b) (only in the event Seller is ready, willing and able to comply with Section 13.3 on or prior to such date, but due to Buyer’s failure to consummate the Closing, the Closing has not occurred by the Outside Date) or Section 12.1(c), then, as its sole and exclusive remedy, Seller shall have the right to retain the Deposit as liquidated damages and not as a penalty, and, in such case, Buyer and Seller shall immediately (but in no event later than two Business Days after termination) execute a joint instruction to distribute the Deposit and all proceeds and interest earned thereon to Seller in accordance with the terms of the Escrow Agreement. The Parties agree that the monetary damages set forth in this Section 12.3(a) will be deemed liquidated damages (not a penalty) and acknowledge that the actual damages caused by a Party’s material breach of this Agreement would be impracticable or extremely difficult to estimate and agree that the Deposit would be a reasonable liquidated damages amount for such material breach. Seller shall have no right to seek specific performance to require Buyer to close.

(b) If Buyer shall be entitled to elect to terminate this Agreement under Section 12.1(b) (only in the event Buyer is ready, willing and able to comply with Section 13.4 prior to such date, but due to Seller’s failure to consummate the Closing, the Closing has not occurred by the Outside Date) or Section 12.1(d), then, Buyer shall have the right, as its sole and exclusive remedies, to (i) terminate this Agreement and recover the Deposit and all interest and proceeds earned thereon in accordance with Section 12.3(b) and (ii) sue for damages in an amount not to exceed $10,000,000.00. Buyer shall have no right to seek specific performance to require Seller to close.

(c) Termination Under Section 12.1. If this Agreement is terminated for any reason other than pursuant to Section 12.3(a), then Buyer and Seller shall immediately (but in no event later than two Business Days after termination) execute a joint instruction to distribute the Deposit and all interest and proceeds earned thereon to Buyer in accordance with the terms of the Escrow Agreement. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN THIS SECTION 12.3 SHALL BE THE PARTIES’ SOLE AND EXCLUSIVE REMEDIES FOR THE FAILURE OF THE PARTIES TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREUNDER PRIOR TO CLOSING.

ARTICLE XIII

CLOSING

Section 13.1 Date of Closing. The closing of the Transaction (“Closing”) shall, unless otherwise agreed to in writing by the Buyer and Seller, be held on March 31, 2020 (the “Scheduled Closing Date”), or, if all conditions in Article XI required to be satisfied at or prior to Closing have not been satisfied or waived, as soon as possible thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article XII; provided, however, that if there exists any Dispute as to whether any termination right in Article XII has been triggered or if any of the conditions precedent in Article XI have failed to be satisfied, the Closing shall occur 10 Business Days after the final determination of such Dispute (the date on which the Closing actually occurs, the “Closing Date”).

Section 13.2 Time and Place of Closing. The Closing shall be held at the offices of Seller in Denver, Colorado, beginning at 9:00 a.m., Mountain Time, or at such other time and place as Buyer and Seller may agree in writing.

Section 13.3 Deliveries by Seller. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(a) a counterpart of the Assignment, duly executed by Seller;

(b) a counterpart to the Preliminary Settlement Statement delivered under Section 2.3, duly executed by Seller;

(c) the Seller’s Certificate, duly executed by Seller;

(d) a counterpart of the Services Agreement and Memorandum of Agreement thereof, duly executed by Seller;

(e) a counterpart of the Deed, duly executed by Seller.

(f) a counterpart of the Surface Use Agreement, duly executed by Seller.

(g) a counterpart of the Joint Use Agreement, duly executed by Seller;

(h) a counterpart of the Performance Incentive Agreement, duly executed by Seller;

(i) a counterpart of the Side Letter, duly executed by Seller;

(j) a counterpart of the joint written instructions directing Escrow Agent to release the Deposit to Seller, duly executed by Seller;

(k) evidence that Seller has cured the items identified as “Required Curative Matters” on Section 8.4 of the Disclosure Schedule to Buyer’s reasonable satisfaction;

(l) lien releases in form and substance reasonably satisfactory to Buyer, effecting the full and complete release of all Encumbrances by, through or under Seller or its Affiliates and burdening the Assets (with the exception of Permitted Encumbrances), duly executed by the holders thereof;

(m) a Certificate of Non-Foreign Status of Seller (or its regarded owner if Seller is disregarded as separate from its owner for U.S. federal income Tax purposes) executed by the appropriate Person and that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2), in the form attached as Exhibit J;

(n) copies of each consent and approval required to be obtained by Seller in accordance with Section 6.8; and

(o) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing or as are reasonably requested by the Buyer in order to consummate the Transaction.

Section 13.4 Deliveries by Buyer. At Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a) the Closing Amount in immediately available funds to an account designated by Seller;

(b) a counterpart of the Assignment, duly executed by Buyer;

(c) a counterpart to the Preliminary Settlement Statement delivered under Section 2.3, duly executed by Buyer;

(d) the Buyer’s Certificate, duly executed by Buyer;

(e) a counterpart of the Services Agreement and Memorandum of Agreement thereof, duly executed by Buyer;

(f) a counterpart of the Deed, duly executed by Buyer.

(g) a counterpart of the Surface Use Agreement, duly executed by Buyer.

(h) a counterpart of the Joint Use Agreement, duly executed by Buyer;

(i) a counterpart of the Performance Incentive Agreement, duly executed by Buyer;

(j) a counterpart of the Side Letter, duly executed by Buyer;

(k) a counterpart of the joint written instructions directing Escrow Agent to release the Deposit to Seller, duly executed by Buyer;

(l) evidence that Buyer has provided replacement instruments as required under Section 9.6; and

(m) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing or as are reasonably requested by the Buyer in order to consummate the Transaction.

ARTICLE XIV

POST-CLOSING COVENANTS

Section 14.1 Post-Closing Adjustments.

(a) Final Settlement Statement. No later than the date that is 90 days after the Closing Date, Seller will prepare and deliver to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth (i) each adjustment or payment that was not finally determined as of the Closing, (ii) the calculation of such adjustment, and (iii) the final adjustments to the Base Purchase Price (the Base Purchase Price subject to such final adjustments is the “Final Purchase Price”). No later than 30 days after receipt of Seller’s proposed Final Settlement Statement and all supporting documentation, Buyer shall deliver to Seller a written report (with supporting documentation including all relevant invoices with specific references and other information reasonably requested by Seller) containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall agree with respect to the changes proposed by Buyer, if any, no later than 60 days after Seller’s delivery of the proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established is the “Final Settlement Date.” If the Final Purchase Price is more than the sum of the Closing Amount and the Deposit, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the sum of the Closing Amount and the Deposit, Seller shall pay to Buyer the amount of such difference. Any payment by a Party under this Section 14.1(a) shall be made by wire transfer of immediately available funds within five days of the Final Settlement Date. Subject to and except for the rights and obligations of the Parties described in Section 14.1(b) or Article XV (with respect to any obligation related to Taxes), the adjustments set out in the Final Settlement Statement shall be final settlement of the Parties with respect to all matters addressed in such Final Settlement Statement.

(b) Dispute Resolution. If the Parties are unable to resolve a Dispute as to the Final Purchase Price by 60 days after Seller’s delivery of the proposed Final Settlement Statement, then either Seller or Buyer may submit the Disputed matters (other than Diligence Disputes, which disputes are governed by Section 5.2) to be resolved by the Houston, Texas, office of a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Seller and Buyer that neither Seller nor Buyer has contracted with to perform services in the past five (5) years (the “Accounting Referee”), for review and final determination by arbitration. If Seller and Buyer have not agreed upon a mutually acceptable Person to serve as Accounting Referee within 10 Business Days of commencing discussions to agree on such Accounting Referee, either Party may, within 10 Business Days after the end of such initial 10 Business Day period, formally apply to the Houston, Texas, office of the American Arbitration Association to choose the Accounting Referee. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 14.1(b). The FAA shall govern the interpretation, enforcement and proceedings under this Section 14.1(b). The Accounting Referee’s award shall be made within 30 days after submission by the Parties of the Disputed matters absent an extension of such deadline for good cause (as determined by such Accounting Referee in its sole discretion). The award of such Accounting Referee shall be final and binding upon all Parties, without right of appeal. In making its determination, the Accounting Referee shall be bound by the rules set forth in Article II and this Section 14.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Accounting Referee are necessary to make a proper determination. The Accounting Referee, however, may not render an award with respect to a disputed adjustment, in each case, in excess of the highest value for such disputed adjustment as claimed by Buyer or Seller, as applicable, or below the lowest value for such disputed adjustment as claimed by Seller or Buyer, as applicable. The Accounting Referee may not otherwise award damages, interest, or penalties to either Party with respect to any disputed matter. Seller and Buyer shall each bear their own legal fees and other costs of presenting their case to the Accounting Referee. Buyer and Seller shall each bear one half of the costs and expenses of the Accounting Referee. Judgment on any award of an Accounting Referee may be entered by any court having jurisdiction thereof.

Section 14.2 Records. Seller agrees to make all Records (as such Records exist in their native format as of the Execution Date) available to Buyer as soon as is reasonably practical, but no later than 30 days after the Closing. In the event that Buyer requests in writing physical copies of the Records that are in Seller’s or its Affiliates’ possession in electronic form, (i) Seller will (and shall cause its Affiliates to) provide physical copies of such Records to Buyer within 30 days following such request, and (ii) Buyer shall pay all actual costs incurred by Seller and Seller’s Affiliates in retrieving and transferring such Records. Seller has no duty to convert any of the electronic records into any file format beyond the native file format that such Records exist in as of the Execution Date. Seller may retain copies of the Records and shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer shall maintain the Records in compliance with all applicable Laws governing document retention. Buyer will not destroy or otherwise dispose of Records within seven years after Closing unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed. Buyer acknowledges and agrees that Seller will provide the Records as they are currently maintained by Seller and Seller shall not have any obligation to manipulate electronic data or otherwise supply to Buyer the Records in a format not currently maintained by Seller. In addition, upon reasonable notice provided to Buyer, Seller shall be entitled to access the Records, as necessary, for the purposes of complying with its obligations with respect to the Excluded Assets, the Retained Liabilities, and any other matter for which Seller must indemnify Buyer.

Section 14.3 Name Changes. As promptly as practicable, but in any case within 60 days after the Closing, Buyer shall, at its sole cost and expense, eliminate the name “Centennial Resource Production,” “CRP,” “Centennial Resource Development,” “CDEV,” “Centennial” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.

Section 14.4 Change of Operator. As promptly as practicable after Closing, Buyer shall file all change of operator forms executed at Closing with the applicable Governmental Authorities and shall use its best efforts to ensure that such change of operator forms are filed promptly after Closing.

Section 14.5 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge, and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

ARTICLE XV

ASSUMPTION AND RETENTION OF LIABILITIES; INDEMNIFICATION

Section 15.1 Buyer’s Assumed Liabilities. Without limiting the indemnity provisions set forth in Section 15.3 and Section 15.4 or Buyer’s and Seller’s rights and obligations under Section 5.1(b) or Section 5.1(c), and less and except the Retained Liabilities, at Closing, Buyer shall assume all obligations, liabilities, and Losses of any kind whatsoever relating or incidental to the ownership, or operation of the Assets in each case to the extent that the acts, omissions, events or conditions giving rise to such obligation, liability, or other Loss arise or occur (a) on or after the Closing Date, or (b) with respect to the Environmental Liabilities, before, on, or after the Closing Date (collectively, the “Assumed Liabilities”), including, to the extent consistent with the foregoing, obligations and liabilities relating or incidental to:

(a) the abandonment of all wellbores, pipelines, flowlines, structures, personal property, and materials of whatever kind included among the Assets and the performance of all related plugging operations, dismantling, salvage, removal, remediation and surface restoration operations and activities pursuant to the Assets and applicable Laws;

(b) any contamination or condition arising out of or attributable to any offsite disposal, removal, arrangement, or transportation of Hazardous Substances related to the Assets,

(c) the performance and discharge of all obligations, covenants, and agreements arising from or relating to the Material Contracts included among the Assets or as is required by applicable Laws;

(d) all other claims and liabilities for injury to or death of any person, persons or other living things, or loss or destruction of or damage to property affecting or relating to the Assets;

(e) any Buyer Taxes; and

(f) the responsibility for compliance with applicable Laws relating to the Assets, and the maintenance and, when necessary, procurement of Permits required by any Governmental Authority in connection therewith, in each case before, on and after the Closing Date;

Buyer does not assume (i) to the extent and for the periods Seller is obligated under this Agreement to indemnify any Buyer Indemnified Party under Section 15.3(a), any Losses for which Seller is obligated under this Agreement to indemnify any Buyer Indemnified Party, or (ii) the Retained Liabilities. By assuming in the Assumed Liabilities pursuant to this Section 15.1, Seller and Buyer do not intend to admit, and are not deemed to have admitted, any liability to any third Person. Buyer’s assumption of the Assumed Liabilities shall not affect the Parties’ agreement with respect to adjustments to the Base Purchase Price under Section 14.1.

Section 15.2 Seller’s Retained Liabilities. Without limiting the indemnity provisions set forth in Section 15.3 or Buyer’s and Seller’s rights and obligations under Section 5.1(b) or Section 5.1(c), Seller shall retain and shall pay, perform, fulfill, and discharge all Losses of any kind whatsoever to the extent they are attributable to, arise out of or in connection with (all of the following are, collectively, the “Retained Liabilities”):

(a) any personal injury or death occurring on or attributable to the ownership, use, or operation of the Assets prior to the Closing Date (except for any personal injury or death attributable to or resulting from Environmental Liabilities or Buyer’s access under Section 3.1, all of which are assumed by Buyer at Closing);

(b) all Losses for violations of Law (other than Environmental Law) arising or occurring before the Closing Date and related to the operation of the Non-Buyer-Operated Assets or the ownership of the Assets;

(c) any Seller Taxes;

(d) the items set forth on Section 6.7 of the Disclosure Schedule;

(e) all obligations and liabilities of any kind whatsoever arising from, relating, or incidental to (i) any employees of Seller or its Affiliates and Seller’s or its Affiliates’ employment or termination thereof (including express or implied contracts, wages, bonuses, commissions, and severance benefits) or (ii) any benefit plans of Seller

(f) all obligations to pay royalties or similar payments attributable to the Assets prior to the Closing Date; and

(g) any Excluded Assets.

By retaining any liabilities or obligations in this Section 15.2, Seller and Buyer do not intend to admit, and shall not be deemed to have admitted, any liability to any third Person.

Section 15.3 Indemnification.

(a) Seller’s Indemnification of Buyer. From and after the Closing, subject to the limitations set forth in Section 15.4, Seller shall defend, indemnify, save, and hold harmless the Buyer Indemnified Parties from and against all Losses to the extent caused by, arising out of, or resulting from:

(1) the Retained Liabilities;

(2) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement;

(3) any breach or nonperformance of any covenant or agreement of Seller expressly set forth in this Agreement; and

(4) to the extent relating to actual Losses associated with Third-Party Claims (but not any Losses of Buyer or any of its Affiliates), Environmental Liabilities to the extent that the acts, omissions, events or conditions giving rise to such Losses arise or occur prior to the Closing Date.

(b) Buyer’s Indemnification of Seller. From and after the Closing, Buyer shall defend, indemnify, save, and hold harmless the Seller Indemnified Parties from and against all Losses to the extent caused by, arising out of, or resulting from:

(1) the Assumed Liabilities;

(2) Buyer Taxes;

(3) any matter for which Buyer has expressly agreed to indemnify Seller under this Agreement;

(4) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement; and

(5) any breach or nonperformance of any covenant or agreement of Buyer expressly set forth in this Agreement;

provided that this will not relieve Seller of any of its indemnity obligations under Section 15.3(a) or require Buyer to indemnify Seller for any Losses to the extent Buyer is entitled to indemnity from Seller under Section 15.3(a).

(c) Release. The Buyer Indemnified Parties shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller under this Agreement, and the Seller Indemnified Parties shall be deemed to have released Buyer at Closing from any Losses for which Seller has agreed to indemnify Buyer under this Agreement.

Section 15.4 Limitation on Seller’s Indemnity Obligations. Notwithstanding anything contained to the contrary in this Agreement, the following limitations shall apply:

(a) Threshold. Except for any indemnification pursuant to Section 15.3 related to Taxes, if a Loss that is the subject of a claim for indemnification by Buyer Indemnified Parties does not exceed an amount equal to $100,000.00 (“De Minimis Threshold”) per event or circumstance, then Buyer Indemnified Parties shall not be entitled to indemnification from Seller for such Loss.

(b) Deductible. Except for any indemnification pursuant to Section 15.3 related to Taxes or the Fundamental Representations, Seller shall not have any liability for indemnification to the Buyer Indemnified Parties until and unless the aggregate amount of all liability for all Losses arising out of or relating to Section 15.3(a)(2) that exceed the De Minimis Threshold (taking into account the full amount of liability for such Losses and not just the amount that exceeds the De Minimis Threshold) exceeds a deductible equal to $3,000,000.00 (the “Indemnity Deductible”), after which point the Buyer Indemnified Parties shall be entitled to claim such Losses solely for the amount in excess of the Indemnity Deductible, subject to the other limitations set forth in this Agreement.

(c) Cap. Except for any indemnification pursuant to Section 15.3 related to Taxes or the Fundamental Representations, in no event shall Seller’s aggregate liability arising out of or relating to Section 15.3(a)(2) with respect to a breach by Seller of or any inaccuracy in any representation or warranty made by Seller in this Agreement exceed $30,000,000.00, and in no event shall Seller’s aggregate liabilities arising out of or relating to Section 15.3 exceed an amount equal to the Final Purchase Price.

(d) Environmental Deductible. Seller shall not have any liability for indemnification to the Buyer Indemnified Parties under Section 15.3(a)(4) unless and until the sum of (i) all liability for all Losses arising out of or relating to Section 15.3(a)(4) that exceed the Environmental Deductible (taking into account the full amount of liability for such Losses and not just the amount that exceeds the De Minimis Threshold) plus (ii) the aggregate amount of all Remediation Costs for Environmental Defects, exceeds the Environmental Deductible, after which point the Buyer Indemnified Parties shall be entitled to claim indemnification by Seller for such Losses solely for the amount in excess of the Environmental Deductible, subject to the other limitations set forth in this Agreement.

(e) Materiality. For purposes of determining the amount of Losses (but not for the purpose of determining whether a particular representation or warranty has been breached) for which Buyer is entitled to indemnification under Section 15.3(a)(2), as the case may be, each representation and warranty set forth in this Agreement, and any qualification with respect to any representation or warranty set forth in the Disclosure Schedule, shall be read without regard for or giving effect to “material,” “materially,” “material adverse effect,” and words of similar qualification. A Party’s knowledge of any particular fact or circumstance at any time will not affect that Party’s right to indemnification hereunder.

Section 15.5 Exclusive Remedy. EXCEPT (A) AS PROVIDED IN ARTICLE X, (B) WITH RESPECT TO ENVIRONMENTAL DEFECTS, ALL OF WHICH MUST BE ASSERTED BEFORE THE DEFECT NOTICE DATE OR SUCH ENVIRONMENTAL DEFECTS ARE WAIVED AND SUBJECT TO AND WITHOUT LIMITING BUYER’S RIGHTS AND REMEDIES UNDER ARTICLE V AND SECTION 15.3(A), (C) WITH RESPECT TO FRAUD (AS DEFINED IN THIS AGREEMENT), AND (D) FOR ANY AND ALL RIGHTS TO SEEK SPECIFIC PERFORMANCE FOR THE BREACH OR FAILURE OF A PARTY TO PERFORM ANY COVENANTS REQUIRED TO BE PERFORMED AFTER CLOSING, BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT FROM AND AFTER THE CLOSING, THE INDEMNIFICATION PROVISIONS OF ARTICLE XV ARE THE SOLE AND EXCLUSIVE RECOURSE OF SELLER AND BUYER, FOR THE BREACH OF ANY

REPRESENTATION OR WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF SELLER OR BUYER RELATING TO THIS AGREEMENT OR CONFIRMED IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR CONTAINED IN ANY TRANSACTION DOCUMENT, AND SELLER DOES HEREBY RELEASE, ACQUIT AND FOREVER DISCHARGE ALL BUYER INDEMNIFIED PARTIES AND BUYER DOES HEREBY RELEASE, ACQUIT AND FOREVER DISCHARGE ALL SELLER INDEMNIFIED PARTIES FROM ANY SUCH OTHER REMEDIES.

Section 15.6 Procedure. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Claim Notice. Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) with respect to any claim asserted against an Indemnified Party by a third Person (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 15.3 shall promptly submit a written notice (“Claim Notice”) to the other Party (“Indemnifying Party”) of the Third-Party Claim, which, to be effective, must state: (i) the Indemnified Party’s good faith, reasonable estimate of the amount claimed by such Indemnified Party to be owing, (ii) the basis for such claim, described in reasonable detail with supporting documentation and a copy of all papers served with respect to such Third-Party Claim, if applicable, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed to such Indemnified Party. The failure of an Indemnified Party to timely provide a Claim Notice shall not affect the right of the Indemnified Party’s indemnification under this Agreement except to the extent that the defense of such Third-Party Claim is materially prejudiced by the failure to give such notice. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Third-Party Claim. The Indemnified Party is authorized, prior to the election by the Indemnifying Party to assume the defense of such Third-Party Claim, to file any motion, answer, or other pleading that it shall deem necessary and appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, all costs of which shall be included as Losses in respect of such claim for indemnification.

(1) At the election of the Indemnifying Party, which shall be made within 45 days after receipt of the Claim Notice related thereto, if such election is timely made, the Indemnified Party shall permit the Indemnifying Party to assume control of the defense of such Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable claim under this Article XV), to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate means, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 15.6(a)(1). If the Indemnifying Party elects to assume control of the defense of the Third-Party Claim, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Third-Party Claim, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third-Party Claim. If the Indemnifying Party elects to defend the Third-Party Claim under this Section 15.6(a)(1), then the Indemnifying Party shall work diligently to defend the Third-Party Claim.

(2) If the Indemnifying Party does not elect to assume control of the defense of the Third-Party Claim within the 45-day period provided in Section 15.6(a)(1), the Indemnified Party will use its Reasonable Efforts to defend, at the Indemnifying Party’s expense (but only if the Indemnified Party is actually entitled to indemnification hereunder), in regards to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned, or delayed). The Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third-Party Claim.

(3) The Indemnifying Party shall not enter into any judgment, compromise, settlement, or discharge with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed), unless such judgment, compromise, settlement, or discharge (w) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (x) involves no finding or admission of any violation of Law or the rights of any Indemnified Party, (y) does not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (z) includes, as a condition of any entry of judgment, settlement, compromise, discharge, or other resolution, a complete and unconditional general release by the third Person asserting the claim of each affected Indemnified Party from any and all liabilities in respect of such Third-Party Claim.

(4) In the case of a conflict between this Section 15.6(a) and Section 10.9, Section 10.9 will control.

(b) Direct Claims. If an Indemnified Party determines that it has a claim for indemnification under this Agreement against the Indemnifying Party other than as a result of a Third-Party Claim (a “Direct Claim”), the Indemnified Party and the Indemnifying Party shall negotiate in good faith for a 30-day period beginning on the date the Indemnified Party provides the Claim Notice to the Indemnified Party for such Direct Claim. If the Indemnified Party and the Indemnifying Party are unable to reach a resolution as to such Direct Claim within the 30-day period, the Indemnified Party will be entitled to seek appropriate remedies in accordance with the terms of this Agreement, including the limitations on recovery in this Article XV. Promptly following the final determination of the amount of any Losses claimed by the Indemnified Party in the Direct Claim, the Indemnifying Party shall pay such Losses, if any, to the Indemnified Party by wire transfer of immediately available funds. If the Indemnified Party is required to institute any proceedings in order to recover Losses, the cost of such proceedings (including costs of investigation and reasonable attorneys’ fees and disbursements) will be added to the amount of Losses payable to the Indemnified Party if and only to the extent the Indemnified Party recovers and it is determined by the Arbitrators to be entitled to such treatment.

(c) Non-Party Indemnified Parties. Any claim for indemnity under this Agreement (including this Article XV) by any Person other than Buyer or Seller must be brought and administered by the applicable Party to this Agreement. No Indemnified Party or Person other than Seller and Buyer shall have any rights against Seller or Buyer under this Agreement (including this Article XV) except as may be exercised on its behalf by Buyer or Seller, as applicable, under this Article XV. Each of Seller and Buyer may elect to exercise or not exercise indemnification rights under this Article XV on behalf of the other Indemnified Party affiliated with such Party in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Article XV. Without limiting the rights of Seller under and to the extent provided under Section 12.3, except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (i) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, or Representative or Affiliate of any named Party to this Agreement, and (ii) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements, or other obligations or liabilities of Seller or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the Transaction.

Section 15.7 Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, ASSUMED LIABILITIES, RETAINED LIABILITIES, WAIVER, AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT WILL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 15.8 No Insurance. The indemnifications provided in this Agreement shall not be construed as a form of insurance.

Section 15.9 Reservation as to Third-Parties. Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any third Person for any obligations or liabilities that may be suffered by or incurred with respect to the Assets, the Retained Liabilities, or the Assumed Liabilities.

Section 15.10 Reduction in Losses. Each Indemnified Party shall use Reasonable Efforts to mitigate any Losses to the extent required by Law or by using Reasonable Efforts to maintain customary insurance coverage with respect to the Assets, the Retained Liabilities or the Assumed Liabilities and validly making and diligently pursuing claims relating to the Assets, the Retained Liabilities, or the Assumed Liabilities under this Agreement, including any insurance claims. The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article XV shall be reduced by the amount of insurance proceeds actually realized by the Indemnified Party or its Affiliates with respect to such Losses.

Section 15.11 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Base Purchase Price for U.S. federal and applicable state income Tax purposes, unless otherwise required by Law.

Section 15.12 Survival.

(a) Seller’s Representations and Warranties. All Non-Fundamental Representations of Seller shall survive the Closing until the date that is 12 months after the Closing Date. The Fundamental Representations shall survive the Closing without time limit, except for those contained in Section 6.12, which shall survive the Closing until the date that is 60 days after the expiration of all applicable statutes of limitation.

(b) Seller’s Indemnity for Pre-Closing Environmental Liabilities. Seller’s indemnity obligations under Section 15.3(a)(4) shall survive the Closing until the date that is 12 months after the Closing Date. As a condition precedent to Seller’s indemnity obligations under Section 15.3(a)(4) if Seller does not receive from Buyer (either on behalf of itself or on behalf of any other Buyer Indemnified Party under Section 15.6(c)) a Claim Notice before the date that is 12 months after the Closing Date, Seller has no obligation to indemnify the Buyer Indemnified Parties for any such Losses arising under Section 15.3(a)(4) and Buyer (on behalf of itself and on behalf of the Buyer Indemnified Parties) hereby waives all rights to receive indemnification from Seller pursuant to Section 15.3(a)(4) for any Losses claimed, alleged, incurred, or otherwise in such Claim Notice not timely delivered in accordance with this Section 15.12(b).

(c) Seller’s Covenants. Each of (i) the covenants and performance obligations of Seller set forth in this Agreement to be performed prior to or at Closing shall survive until the date that is six months after the Closing Date, and (ii) the covenants and performance obligations of Seller set forth in this Agreement or any Transaction Document to be performed after Closing shall survive until fully performed.

(d) Seller’s Retained Liabilities. All Retained Liabilities of Seller shall survive until the date that is 60 days after the expiration of all applicable statutes of limitation.

(e) Buyer’s Representations and Covenants. The representations, warranties, covenants and performance obligations of Buyer in this Agreement and the other documents executed at Closing, and all covenants, assumptions, and indemnities set forth in this Article XV shall survive the Closing indefinitely.

(f) Survival After Claim. Notwithstanding Sections 15.12(a) through 15.12(d), if a Claim Notice has been properly delivered under Section 15.6 on or before the date any representation, warranty, covenant, indemnity or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Losses arising out, relating to, or attributable to the breach of such representation, warranty, covenant, indemnity or performance obligation, such representation, warranty, covenant, indemnity or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity or performance obligation have been fully and finally resolved or by agreement of the Parties and satisfied.

(g) Reasonableness. The Parties acknowledge that the time limitations set forth in this Section 15.12 for making a claim for indemnification are reasonable.

ARTICLE XVI

MISCELLANEOUS

Section 16.1 Expenses. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, consultant, and other professional costs and expenses. Buyer shall be solely responsible and pay for (a) all recording fees related to the transfer of the Assets (and, for the sake of clarity, shall be responsible for the recording of documents in the appropriate county offices and in the files of the applicable Governmental Authorities), and (b) any and all fees, costs, and similar charges required in connection with the transfer of any of the Assets (excluding, for the avoidance of doubt, any reasonable expenses required to obtain the Required Consents, or in connection with the curative matters set forth on Section 8.4 of the Disclosure Schedule).

Section 16.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery under this Agreement shall be deemed to have been duly made and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by electronic mail, upon the sending Party’s receipt of a confirmation email (including read-receipt or other automatic delivery confirmation) from the receiving Party that the receiving Party received the notice or communication email transmission, when received, (c) if mailed, five Business Days after mailing, certified mail, return receipt requested, or (d) if sent by overnight courier, one day after sending (provided, that if such day is not a Business Day, such notice or communication shall be deemed received on the first Business Day thereafter). All notices shall be addressed as follows:

If to Seller:

Centennial Resource Production, LLC

1001 17th Street, Suite 1800

Denver, CO 80202

Attn: Davis O’Connor – Vice President and General Counsel

And with a copy to (which will not constitute notice):

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, CO 80202

Attn: Sam Niebrugge

If to Buyer:

WaterBridge Texas Midstream LLC

840 Gessner Road, Suite 100

Houston, Texas 77024

Attn: General Counsel

And with a copy to (which will not constitute notice):

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

Attn: Isaac Griesbaum

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

Section 16.3 Amendments. This Agreement may not be amended nor any rights under this Agreement waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

Section 16.4 Waiver. Except as expressly provided in this Agreement:

(a) no Party shall be deemed to have waived or discharged any claim arising out of this Agreement, or any power, right, privilege, remedy, or condition under this Agreement, unless the waiver or discharge of such claim, power, right, privilege, remedy, or condition is expressly set forth in a written instrument duly executed and delivered by or on behalf of the Party against whom the waiver or discharge is sought to be enforced;

(b) a waiver or discharge made on one occasion or a partial waiver or discharge of any power, right, privilege, remedy, or condition shall not preclude any other or further exercise or enforcement of such power, right, privilege, or remedy or requirement to satisfy such condition; and

(c) no failure or delay on the part of any Party to exercise or enforce any claim, power, right, privilege, remedy, or condition under this Agreement or to require the satisfaction of any condition under this Agreement and no course of dealing between or among the Parties shall operate as a waiver, discharge, or estoppel of any such claim, power, right, privilege, remedy, or condition.

Section 16.5 Assignment. No Party may assign this Agreement or any of its rights or interests under this Agreement, or delegate any of its obligations or liabilities under this Agreement, without the prior written consent of the other Party, which consent may be withheld for any or no reason in such Party’s sole and absolute discretion and may be conditioned on the receipt of a written assumption of such obligations from the delegate. Any such purported assignment or delegation in breach of the previous sentence is void.

Section 16.6 Announcements. No press release or other public announcement, or public statement or public comment in response to any inquiry, relating to this Agreement or the Transaction shall be issued or made by Seller or the Buyer, or any of their respective Affiliates, without the prior written consent of the other Party, as the case may be. Notwithstanding the immediately preceding sentence, the Parties agree that:

(a) a press release or other public announcement, regulatory filing, statement or comment made without such consent shall not be in violation of this Section 16.6 if (i) it is made in order to comply with applicable Laws or stock exchange rules and (ii) in the reasonable judgment of the Party or Affiliate making such release or announcement, based upon advice of counsel, obtaining consent from the other Party would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable Laws or rules;

(b) in all instances Buyer, on the one hand, or Seller, on the other hand, shall provide prompt notice of any such proposed release, announcement, statement, or comment to the other Party and shall provide the other Party with the opportunity to provide comments with respect to such proposed press release or publicity (which comments shall be considered in good faith by the proposing Party); and

(c) Seller and its Affiliates are permitted to issue a press release after the execution of this Agreement after consulting with Buyer under Section 16.6(b).

Section 16.7 Counterpart Signatures. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Party; provided that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

Section 16.8 Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ALL CONFLICTS OF LAWS PROVISIONS CALLING FOR APPLICATION OF THE LAWS OF ANOTHER STATE.

(b) Except for Diligence Disputes, which shall be resolved under Section 5.2(b), and Disputes as to the Final Purchase Price, which shall be resolved under Section 14.1(b), the Parties agree that the appropriate, exclusive and convenient forum for any Disputes between the Parties arising out of this Agreement or the Transaction shall be in any state or federal court in Houston, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any Disputes arising out of this Agreement or the Transaction in any court or jurisdiction other than the above specified courts; provided that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas, with respect to any matter under this Agreement shall be binding.

(c) EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTION DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

Section 16.9 Entire Agreement. This Agreement, including the Exhibits and Schedules, the Confidentiality Agreement, and the other Transaction Documents constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, and prior agreements and understandings relating to such subject matter.

Section 16.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

Section 16.11 No Third-Party Beneficiaries. Subject to Section 15.6(c), except for the Buyer Indemnified Parties and the Seller Indemnified Parties, all of which Persons are expressly made third-party beneficiaries to this Agreement for purposes of Article XV, this Agreement is intended to benefit only the Parties and their respective successors and permitted assigns.

Section 16.12 Time of the Essence. Time is of the essence in this Agreement.

Section 16.13 No Partnership; No Fiduciary Duty. This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

Section 16.14 Limitation on Damages. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR TO ANY OTHER PARTY’S INDEMNIFIED PARTIES FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF (INCLUDING CLAIMS PURSUANT TO SECTION 12.3 OR ARTICLE XV) OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY, OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS. IN FURTHERANCE OF THE FOREGOING, EACH PARTY RELEASES THE OTHER PARTY AND WAIVES ANY RIGHT OF RECOVERY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES SUFFERED BY SUCH PARTY REGARDLESS OF WHETHER ANY SUCH DAMAGES ARE CAUSED BY ANY OTHER PARTY’S NEGLIGENCE (AND REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE, JOINT, CONCURRENT, ACTIVE, PASSIVE, OR GROSS NEGLIGENCE), FAULT, OR LIABILITY WITHOUT FAULT. THE EXCLUSION OF SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR INCIDENTAL DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE SHALL NOT APPLY TO ANY SUCH DAMAGES RECOVERED BY THIRD PARTIES AGAINST A BUYER INDEMNIFIED PARTY OR A SELLER INDEMNIFIED PARTY, AS THE CASE MAY BE, IN CONNECTION WITH LOSSES THAT MAY BE INDEMNIFIED UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THE AGREEMENTS CONTAINED IN THIS SECTION 16.14 ARE AN INTEGRAL PART OF THE TRANSACTION, AND THAT, WITHOUT THESE AGREEMENTS, THE PARTIES WOULD NOT ENTER INTO THIS AGREEMENT.

Section 16.15 Waiver of Consumer Rights Under Texas Deceptive Trade Practices Consumer Protection Act. Buyer certifies that it is not a “consumer” within the meaning of the Texas Deceptive Trade Practices Consumer Protection Act, as amended, and any similar Laws related to the protection of consumers applicable in any other jurisdictions. Buyer covenants, for itself and for and on behalf of any successor or assignee, that, if the Texas Deceptive Trade Practices Consumer Protection Act is applicable to this Agreement, AFTER CONSULTATION WITH ATTORNEYS OF BUYER’S OWN SELECTION, BUYER HEREBY VOLUNTARILY WAIVES AND RELEASES ALL OF BUYER’S RIGHTS AND REMEDIES UNDER THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT AS APPLICABLE TO SELLER AND SELLER’S SUCCESSORS AND ASSIGNS IN CONNECTION WITH THE TRANSACTION.

Section 16.16 Specific Performance. Without amending, modifying, or expanding the remedies set forth in Section 12.3, if any of the provisions of this Agreement that are required to be performed by a Party after Closing are not performed by such Party in accordance with their specific terms, the other Party shall be entitled to specific performance of the terms hereof.

Section 16.17 Other Contract Interpretation.

(a) Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the greatest extent possible; provided, however, that if the limitations set forth in Section 15.12 are determined to be unenforceable, the applicable notice period will be the shortest time that is enforceable under applicable Law.

(c) Agreement Not to be Construed Against Drafter. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) Miscellaneous Interpretation. When a reference is made in this Agreement to Articles, Sections, or Exhibits, such reference will be to an Article, Section, or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (1) “or” is disjunctive but not necessarily exclusive, (2) words in the singular include the plural and vice versa, (3) the words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, and (4) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require. The Disclosure Schedule and Exhibits attached to this Agreement are deemed to be part of this Agreement and included in any reference to this Agreement. If the date of performance falls on a day that is not a Business Day, then the actual date of performance will be the next succeeding day that is a Business Day. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. All references to “dollars” or “$” shall refer to United States Dollars.

[Signature pages follow.]

Seller has executed this Agreement as of the Execution Date.

SELLER

CENTENNIAL RESOURCE PRODUCTION, LLC

By:	/s/ Sean R. Smith
Name:	Sean R. Smith
Title:	Vice President and Chief Operating Officer

Seller’s Signature Page to

Purchase and Sale Agreement

Buyer has executed this Agreement as of the Execution Date.

BUYER

WATERBRIDGE TEXAS MIDSTREAM LLC

By:	/s/ Jason Long
Name:	Jason Long
Title:	Co-President & Chief Operating Officer

Buyer’s Signature Page to

Purchase and Sale Agreement

Annex I

Definitions

“Accounting Referee” is defined in Section 14.1(b).

“Affected Asset” is defined in Section 8.4.

“AFEs” is defined in Section 6.13.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control” and its derivatives means, with respect to any Person, the possession, directly or indirectly, of more than 50% of the equity interest or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” is defined in the preamble.

“Allocated Value” means the value allocated to a specific Asset in the column with the heading “Allocated Value” on Exhibit N.

“Allocation Amount” is defined in Section 10.8.

“Approved Permit” is defined in Section 8.2(b).

“Arbitrator” is defined in Section 5.2(b).

“Assets” is defined in Section 1.2.

“Asset Taxes” means all ad valorem, real property, personal property, excise, severance, production, sale, use and all other similar Taxes assessed against the Assets or based upon or measured by the ownership of the Assets, but not including Income Taxes or Transfer Taxes imposed on any transfer of the Assets under this Agreement.

“Assignment” means an assignment, bill of sale and conveyance in substantially the same form as Exhibit G.

“Assumed Liabilities” is defined in Section 15.1.

“Background Materials” means the Records, data room materials, and other materials Made Available to Buyer by Seller or any of their Affiliates including documents reflecting (a) indices, compilations, or summaries of other documents (including summaries of any of the Material Contracts); (b) reserve estimates, engineering, geological, geophysical, or other interpretive information; or (c) projections, predictions, or other estimation of future events.

“Base Purchase Price” is defined in Section 2.1(a).

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Colorado are generally open for business.

Annex I – Page 1

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” means, individually and in any combination, (a) Buyer and its Affiliates, (b) as to each of the Persons described in clause (a), each of such Person’s Representatives to the extent acting on behalf of Buyer in connection with or related to the Transaction, and (c) as to each of the Persons described in clauses (a) and (b), such Person’s successors, assigns, legal representatives, spouses, heirs, or devisees.

“Buyer-Operated Assets” means those Wells and other Assets that Buyer (or its Affiliates), as of the Execution Date, is designated or was designated as operator under applicable Laws or Material Contract.

“Buyer Taxes” means (a) Buyer’s portion of Transfer Taxes as determined under Section 10.7 imposed on any transfer of the Assets under this Agreement; and (b) any Asset Taxes allocable to Buyer under Section 10.1 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Buyer as a result of the adjustments to the Base Purchase Price made under Section 14.1 and (ii) any payments made from one Party to the other in respect of Asset Taxes under Section 10.3).

“Buyer’s Certificate” means an officer’s certificate of Buyer in substantially the same form as Exhibit H.

“Capital Projects” is defined in Section 6.13.

“Casualty Loss” is defined in Section 9.4.

“Claim Notice” is defined in Section 15.6(a).

“CLIF Amount” is defined in Section 9.4(b).

“Closing” is defined in Section 13.1.

“Closing Amount” is defined in Section 2.1(d).

“Closing Date” is defined in Section 13.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” is defined in Section 9.1.

“Consent” means, other than any preferential right to purchase, any required consents to assignment or other similar restrictions on assignment, in each case, that would be applicable in connection with the transfer of the Assets to Buyer or the consummation of the Transaction.

“Conveyed Surface Interests” means, collectively, the Deeded Surface Interests, the SUA Surface Interests, and the Surface Agreements.

“COPAS” means the Council of Petroleum Accountant Societies of North America.

“Curative Matters” is defined in Section 8.4.

“Curative Matters Holding Period” is defined in Section 8.4.

Annex I – Page 2

“Cure Period” is defined in Section 5.1(c).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“De Minimis Threshold” is defined in Section 15.4(a).

“Deed” means a deed substantially in the same form as Exhibit K.

“Deeded Surface Interests” means those fee surface interests owned by Seller and set forth on Exhibit C.

“Defect Notice Date” means 5:00 p.m., Mountain Time, on March 25, 2020.

“Deposit” is defined in Section 2.1(b).

“Diligence Dispute” means a Disputed CLIF Matter or an Environmental Disputed Matter, as applicable.

“Direct Claim” is defined in Section 15.6(b).

“Disclosure Schedule” means that disclosure schedule delivered by Seller to Buyer concurrently with the entry into this Agreement setting forth certain disclosures pursuant to and certain exceptions to the representations and warranties contained in this Agreement, as updated pursuant to Section 6.21(c).

“Dispute” means any dispute, controversy, or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement, the Transaction, or the other Transaction Documents, including any dispute, controversy, or claim concerning the existence, validity, interpretation, performance, breach, or termination of this Agreement, the relationship of the Parties arising out of this Agreement, the Transaction, or the other Transaction Documents.

“Disputed CLIF Matter” is defined in Section 9.4(c).

“Effective Time” is defined in Section 1.4.

“Encumbrance” means any charge, pledge, option, mortgage, deed of trust, hypothecation, lien, collateral assignment, security interest or other similar encumbrance.

“Environmental Assessment” is defined in Section 3.1(a).

“Environmental Consultant” is defined in Section 5.1(a).

“Environmental Condition” means (a) any non-compliance with Environmental Laws or Permits applicable to the Assets; (b) any liability arising under Environmental Laws or Permits applicable to the Assets; and (c) the Release of Hazardous Substances on, under or about real property leased or owned as of the Closing Date by the applicable Person, including the subsurface. For the avoidance of doubt, any condition, contamination or liability related to the presence of NORM, TE-NORM, or asbestos located at or on the Assets shall not form the basis of an Environmental Condition unless and only to the extent such presence of NORM, TE-NORM, or asbestos is in amounts that violate Environmental Law. In all respects,

Annex I – Page 3

each Environmental Condition that is not the result of a single incident or condition or single ongoing incident or condition will be addressed as a single incident or condition, and such Environmental Conditions will not be aggregated on a per condition basis or otherwise (e.g., chemical barrels found at all of the Well sites shall not be aggregated, but instead, shall be evaluated on a site-by-site basis).

“Environmental Deductible” means an amount equal to $1,000,000.00 (which is a deductible, not a threshold).

“Environmental Defect” means an Environmental Condition existing prior to the Defect Notice Date that requires Remediation and for which the associated Remediation Costs exceed the Environmental Defect Threshold.

“Environmental Defect Adjustment” is defined in Section 5.1(c).

“Environmental Defect Notice” means a written notice of an Environmental Defect that contains the information set forth in Section 5.1(b) made by Buyer to Seller on or before the Defect Notice Date.

“Environmental Defect Threshold” means an amount equal to $100,000.00 per condition, net to Seller’s interest.

“Environmental Disputed Matters” is defined in Section 5.2(a).

“Environmental Law” means any Law in effect on or before the Execution Date relating to the prevention of pollution, protection of human health and safety, preservation and restoration of environmental quality, protection of the environment, damage to natural resources, protection of any endangered, threatened, or similarly protected species, birds, and other organisms, or the Release, generation, handling, storage, transportation, or disposal of Hazardous Substances.

“Environmental Liabilities” means any and all environmental response costs (including Remediation Costs), damage to natural resources (including soil, air, surface water, or groundwater), liabilities (including STRICT LIABILITIES), settlements, consulting fees, expenses penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities assessed or reasonably incurred (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment, or similar act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or compliance or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to, on or after the Closing Date, (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any presence, disposal, exposure to or Release of any Hazardous Substances of any kind in, on, or under the Assets, or (c) for any violation of, or any remediation or compliance obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets.

“Escrow Agent” has the meaning set forth in Section 2.1(b).

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Execution Date, by among Buyer, Seller and the Escrow Agent.

“Excluded Assets” means all rights or interests of Seller not expressly set forth in the definition of “Assets,” including:

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(a) any rights of the Seller or any of its Affiliates to produce, explore for, or develop any of the lands in, on, or under any portion of the lands covered by the Conveyed Surface Interests (or the mineral estates covered by such lands), or any other real property interests which are pooled, unitized, or communitized therewith (collectively, the “Lands”), for the production of Hydrocarbons in, on, or under any of the Lands, including the Leases (collectively, the “Oil and Gas Interests”);

(b) except for the Surface Agreements and Material Contracts set forth on Section 6.9(a) of the Disclosure Schedule, all contracts, arrangements, commitments or other agreements related to the Oil and Gas Interests;

(c) all of Seller’s rights, title and interests in and to the Surface Agreements other than those rights, title and interest that constitute the Surface Agreements (or portions thereof, if the same are to be partially assigned) to be assigned to Buyer under this Agreement;

(d) all of Seller’s rights, title and interests in and to oil and gas leases other than those rights, title and interest that constitute the portions of the Partially Assigned OGLs to be assigned to Buyer under this Agreement;

(e) any facilities located upstream of the Delivery Points (as defined in the Services Agreement) or downstream of the Recycling Take Points (as defined in the Services Agreement), including any surface interests to the extent necessary or convenient for the construction, operation, maintenance, and/or ownership of such facilities;

(f) all corporate, financial (including consolidated financial statements), Tax, and legal records of Seller;

(g) all contracts of insurance and contractual indemnity rights other than under the Material Contracts;

(h) all documents and instruments of Seller (or any Affiliate of Seller) that are (1) (except for title opinions and except for copies of documents relating to Assumed Liabilities that Buyer is assuming), subject to legal privilege (such as the attorney-client privilege or work product doctrine) or un-Affiliated third Person contractual restrictions on disclosure or transfer of such documents or instruments (unless Buyer notifies Seller in advance in writing that it is willing to pay a specific fee associated therewith (if any)), in which case Seller will request that any such restriction be waived without the requirement for Seller to make payment of additional consideration), (2) interpretative or subjective data, (3) personnel information, (4) Income Tax information, (5) claims retained by Seller received from, and records of negotiations with, third Persons and economic analyses associated therewith;

(i) the files, records, and data relating to the Assets that are maintained by Seller or its Affiliates (1) on Seller’s or its Affiliate’s email systems or (2) in emails, schedules, notes, calendars, contacts, or task lists of the employees of Seller or its Affiliates;

(j) all geological surveys, seismic records, gravity maps, gravity meter surveys, seismic surveys and other similar geological or geophysical surveys or data covering any portion of the Lands;

(k) any logo, service mark, copyright, trade name, domain name, phone number, or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

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(l) all Records to the extent relating to the Buyer-Operated Assets;

(m) all Seller Bonds; and

(n) any assets described on Section 1.3 of the Disclosure Schedule.

“Exclusion Adjustment” is defined in Section 4.2(b)(1).

“Execution Date” is defined in the preamble.

“Final Purchase Price” is defined in Section 14.1(a).

“Final Settlement Date” is defined in Section 14.1(a).

“Final Settlement Statement” is defined in Section 14.1(a).

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties under this Agreement, provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party under this Agreement were actually breached when made, with the intention that the other Party rely thereon to its detriment.

“Fundamental Representations” means the representations and warranties of Seller set forth in Sections 6.1, 6.2, 6.3 (except for Section 6.3(3), which is a Non-Fundamental Representation), 6.4, 6.5, 6.6, and 6.12 and the certifications of the foregoing representations and warranties set forth in Seller’s Certificate.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means (a) any federal, state, local, municipal, tribal or other government, (b) any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or other taxing power, and (c) any court or governmental tribunal.

“Hazardous Substances” means any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, substances, compounds, or chemicals that are regulated by, or may form the basis of any liability under, any Environmental Laws, including petroleum, waste oil, hydrogen sulfide, polychlorinated biphenyls, urea formaldehyde, Hydrocarbons, NORM, TE-NORM asbestos, and man-made material fibers.

“Held Permits” is defined in Section 6.10(b).

“Holding Period” is defined in Section 4.2(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, gas liquids, and all other hydrocarbons and non-hydrocarbons.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to (1) gross or net income or gross or net receipts or profits (including franchise Tax and any capital gains,

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alternative minimum Taxes, net worth, and any Taxes on items of Tax preference, but not including ad valorem, property, sales, use, goods and services, severance, production, real or personal property transfer or other similar Taxes), or (2) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a)(1) above, and (b) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) above.

“Indebtedness” means, with respect to a Person at any applicable time of determination, without duplication: (a) all obligations for borrowed money (whether or not contingent); (b) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (c) all obligations under swaps, hedges or similar instruments; (d) all obligations in respect of letters of credit, surety bonds, performance bonds or bankers’ acceptances; (e) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination thereof; (f) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (g) all guaranties and similar obligations of such Person in connection with any of the foregoing; (h) all obligations secured by a lien; and (i) all interest, principal, premiums, fees or expenses due or owing in respect of any item listed in clauses (a) through (h) above.

“Indemnified Party” is defined in Section 15.6(a).

“Indemnifying Party” is defined in Section 15.6(a).

“Indemnity Deductible” is defined in Section 15.4(b).

“Invasive Activities” means an ASTM Phase II environmental assessment or any sampling, boring, drilling, or other invasive investigation activities other than activities permitted under Section 3.1 and Section 9.4.

“Joint Use Agreement” means the joint use agreement in the form of Exhibit M to be executed at Closing.

“Knowledge” means (a) with respect to Seller, the actual knowledge of Sean Marshall [VP of Land], Sean Smith [Chief Operating Officer], and Reggie Phillips [HSE Manager], after reasonable inquiry of directly reporting employees into the matters referenced; and (b) with respect to Buyer, the actual knowledge of Jason Long [Co-President and Chief Operating Officer] and Steve Jones [Co-President and Chief Financial Officer], after reasonable inquiry of directly reporting employees into the matters referenced.

“Lands” is defined in the definition of “Excluded Assets.”

“Law” means any applicable statute, law (including common law), rule, regulation, requirement, ordinance, Order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Loss” means any and all payments, demands, claims, notices of violations, notices of probable violations, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, Taxes, fees, penalties, fines, obligations, responsibilities, liabilities, payments, charges, losses, costs, and expenses (including costs and expenses of owning or operating the Assets, expert fees, court costs, costs of consultants, accountants, and other agents and experts, costs of enforcement, and costs of collection) of any kind or character (whether known or

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unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or other legal theory), including penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any of the foregoing, and all amounts paid in settlement of any of the foregoing. Without limiting the generality of the foregoing, the term “Losses” specifically includes any and all Losses arising from, attributable to, or incurred in connection with any (a) breach of contract, (b) loss or damage to property, injury to, illness, or death of Persons, and other tortious injury, and (c) violations of applicable Laws, including Environmental Laws, and any other legal right or duty actionable at Law or equity.

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the identified Environmental Defect in the lowest cost manner (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response) that is consistent with applicable cleanup objectives under relevant Environmental Laws and applicable Material Contracts as compared to any other response that is required or allowed under Environmental Laws and applicable Material Contracts. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring, or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws and applicable Material Contracts.

“Made Available to Buyer” means that Seller has uploaded such information to the virtual data room or otherwise provided Buyer, in each case, at least the Day prior to the Execution Date.

“Material Adverse Effect” means any actions, events, occurrences, conditions, or matters that individually or in the aggregate have resulted in or would be reasonably likely to result in a material adverse effect on (a) the ownership, operation, or value of the Assets, as currently owned and operated, which is material to the ownership, operation, or value of the Assets, taken as a whole, or (b) Seller’s ability to consummate the Transaction or perform its obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include (i) general changes in industry or economic conditions, (ii) changes resulting from a change in commodity prices, (iii) changes in Laws or in regulatory policies, (iv) changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters, (v) changes or conditions resulting from the failure of a Governmental Authority to act or omit to act under Law, (v) changes or conditions that are cured or eliminated prior to Closing, (vi) material adverse effects resulting from entering into this Agreement or the announcement of the Transaction, (vii) any action or omission of Seller taken in accordance with the terms of this Agreement without the violation thereof or with the prior written consent of Buyer, (viii) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder, (ix) a change in Laws or COPAS standards and any interpretations thereof from and after the Execution Date, (x) any reclassification or recalculation of reserves in the ordinary course of business, (xi) changes in service costs generally applicable to the oil and gas industry in the United States, (xii) strikes and labor disturbances, (xiii) natural declines in well performance, or (xiv) any failure by any Seller or the Assets to meet any internal or published projections, forecasts, or revenue or earnings predictions; provided that with respect to preceding clauses (i) and (ii), any event that materially disproportionately impacts Seller or its Affiliates in comparison to others in the industry in which they operate or in which the material assets of Seller and its Affiliates are located will be deemed not to be an exception to the definition of Material Adverse Effect.

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“Material Contracts” means the following types of contracts that relate to the Assets that will be binding on Buyer or encumber or bind the Assets at and after Closing:

(a) any contract that can reasonably be expected to involve payments or proceeds in excess of $100,000.00 during the current year or any subsequent fiscal year (including any such agreements for the sale, gathering, processing, exchange, storage, or transportation of produced water or otherwise relating to the Assets);

(b) any contract or agreement that constitutes a partnership agreement, joint venture agreement or similar contract;

(c) any contract or agreement evidencing or guaranteeing Indebtedness;

(d) any contract or agreement creating or conferring rights to acquire, own, use, store, gather, transport, sell, or dispose of saltwater, freshwater, groundwater, produced water, frac water, and/or flowback water;

(e) any contract granting to any Person a right of first refusal, first offer, or right to purchase any of the Assets;

(f) any Surface Agreement;

(g) other than office equipment leased in the ordinary course of Seller’s business, any agreement to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Assets, respectively, but excluding rights of reassignment upon intent to abandon an Asset and excluding sales, in the ordinary course of Seller’s business, of any Hydrocarbons or obsolete inventory and equipment;

(h) any agreement that contains a non-competition agreement or restriction or any agreement that purports to restrict, limit, or prohibit the manner in which, or the locations in which Seller or any of its Affiliates conducts business, including any area of mutual interest agreements;

(i) any agreement between Seller, on the one hand, and any Affiliate of Seller, or an employee, officer or director of Seller or its Affiliates, on the other hand, that will continue to be binding on the Assets after the Closing; and

(j) any agreement that constitutes a material modification in respect of any of the foregoing.

“Non-Buyer-Operated Assets” means all Assets that are not Buyer-Operated Assets.

“Non-Fundamental Representations” means the representations and warranties of Seller set forth in this Agreement and in the other Transaction Documents, excluding in each case the Fundamental Representations.

“NORM” means naturally occurring radioactive material.

“Oil and Gas Interests” is defined in the definition of “Excluded Assets.”

“Order” means any judgment, injunction order, ruling, award, decree or other order that is issued by a Governmental Authority.

“Outside Date” is defined in Section 12.1(b).

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“Partially-Assigned OGLs” means those oil and gas leases set forth on Exhibit O to the extent necessary to operate and maintain the Pipelines as they exist at the Effective Time. For the avoidance of doubt, Buyer shall not have the right (i) to transport produced water owned or controlled by third-parties through those segments of the Pipelines that are located on the Partially-Assigned OGLs or (ii) to construct additional pipelines under the Partially-Assigned OGLs.

“Parties” and “Party” are defined in the preamble.

“Pending Permits” is defined in Section 6.10(b).

“Performance Incentive Agreement” means that certain Performance Incentive Agreement by and between Seller and Buyer, dated as of the Closing Date and attached Exhibit P.

“Permits” means any permit, license, permission, grant or other similar authorization issued by, or required to be issued by, any Governmental Authority used or held for use primarily in connection with the construction, operation, ownership, or maintenance of the Wells, Pipelines, Deeded Surface Interests, or Surface Agreements, but in each case, to the extent and only to the extent they primarily relate to and are used in connection with the construction, operation, ownership, or maintenance of the Wells, Pipelines, Deeded Surface Interests, or Surface Agreements, including those set forth on Exhibit E.

“Permitted Encumbrances” means:

(a) statutory liens or encumbrances arising out of operation of Law with respect to a Loss incurred in the normal course of business and that are not delinquent or that are being contested in good faith;

(b) liens for Taxes or assessments for which payment is not yet due and delinquent or, if delinquent, that are being contested in good faith in the normal course of business and, if so required by statute, for which a bond has been posted;

(c) all Customary Post-Closing Consents;

(d) easements, rights-of-way, servitudes, permits, surface leases and other surface rights on or over the Assets or any restrictions on access thereto that do not materially interfere with the operation or ownership of the affected Asset;

(e) rights of a common owner of any interest in rights-of-way or easements currently held by Seller and such common owner as tenants in common or through other common or joint ownership, in all cases that do not, individually or in the aggregate, interfere in any material respect with the value, use or ownership of the Assets;

(f) the terms and conditions of the Material Contracts to the extent the same do not materially interfere with the ownership or use of the Assets as currently owned and operated;

(g) materialmen’s, mechanics’, operators’, or other similar liens arising in the ordinary course of business incidental to operation of the Assets that secure amounts not yet due or delinquent or, if delinquent, are being contested in good faith by appropriate proceedings, or for which the applicable statute of limitations has expired on or prior to the Execution Date;

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(h) any lien, security interest, or encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;

(i) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all applicable Laws of general applicability in the area of the Assets; and

(j) all preferential rights to purchase and Consents, including all Required Consents and similar agreements (a) for which applicable the consent or waiver has been obtained prior to Closing or (b) that are not triggered by the transactions contemplated by the Transaction Documents.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

“Personal Property” means all tangible personal property, now owned, leased or licensed by Seller and primarily used or held for use in connection with the Non-Buyer-Operated Assets.

“Phase I Activities” means a Phase I Environmental Site Assessment under ASTM Standard Practice E1527-13 for Environmental Site Assessments: Phase I Environmental Site Assessment Process, with modifications to expand the scope as agreed to by Seller.

“Pipelines” means the produced water gathering pipelines detailed on Exhibit A-2, commencing downstream of Seller’s meter at the applicable Delivery Point (as such term is defined in the Services Agreement).

“Preliminary Settlement Statement” is defined in Section 2.3.

“Real Property” means, to the extent used or held for use primarily in connection with the Assets, any fee, easement, license, servitude, or leasehold estates in real property and all surface rights appurtenant thereto of Seller, together with the interests of Seller in all buildings, facilities, fixtures and other improvements located thereon and all appurtenances thereto and any surface right leases or agreements for the use or occupancy by Seller of land above, on, or below the surface for any purpose or for the injection by Seller of products into the ground or removal of products from the ground (including all Surface Agreements).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable costs or expenses, except to the extent the other Party agrees to reimburse for such costs or expenses.

“Records” means all files, records, and data directly attributable to the Assets, whether tangible or intangible, whether physically or electronically stored, including copies of all land and lease files, Asset Tax records, accounting and production records (including invoices, work-tickets, material transfers, revenue remittances, check details, journal entries, ledgers, and sub-ledgers), contract files, equipment inventory, division orders, surface damage and other related agreements, title records (including abstracts of title, title opinions, ownership reports and title curative documents), engineering records, production and processing records, operation records, technical records, right-of-way records, surveys, maps, plats, drawings and other books and records, but excluding any books and records included in the definition of Excluded Assets.

“Rejection Notice” is defined in Section 5.2(a).

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“Release” means the actual spilling, leaking, disposing, discharging, emitting, depositing, dumping, ejecting, leaching, pumping, pouring, injecting, discarding, abandoning, placing, spreading, escaping, or any other release (including any subsurface migration resulting therefrom), however defined, whether intentional or unintentional, into the environment.

“Remediate” or “Remediation” means action taken to investigate, remove, correct, restore and/or remediate an Environmental Condition in accordance with applicable Environmental Laws; provided, however, as used in this definition, investigations do not include any Environmental Assessments or Invasive Activities.

“Remediation Costs” means the net present value costs, or estimates thereof, of the Lowest Cost Response sufficient to Remediate a particular Environmental Defect, calculated net to Seller’s interest. The Remediation Costs do not include (a) the costs of Buyer’s and/or its Affiliate’s employees, project manager(s), or attorneys, (b) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets, or in connection with permit renewal/amendment activities in connection with operation of the Assets, (c) overhead costs of Buyer and/or its Affiliates, (d) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar assets, operations, or facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws and Material Contracts, (e) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation, and disposal of any asbestos, asbestos containing materials, NORM, or TE-NORM, and/or (f) costs of taking any Remediation action that is not the Lowest Cost Response.

“Representatives” means any stockholders, members, managers, officers, directors, employees, agents, lenders, auditors, accountants, attorneys, and representatives of a Person.

“Required Consent” means any Consent that, if not obtained by Closing, would, by the express terms of the applicable instrument or Material Contract (a) invalidate or terminate or give the holder of such Consent right the right to invalidate or terminate the conveyance of an Asset or (b) invalidate or terminate or give the holder of such Consent right the right to invalidate or terminate the underlying Asset, including any such restriction that by its express terms includes words such as or with similar effect as “the failure to obtain such Consent will void the assignment” or “the failure to obtain such Consent will void this lease.”

“Restricted Asset” is defined in Section 4.2(a).

“Retained Liabilities” is defined in Section 15.2.

“Scheduled Closing Date” is defined in Section 13.1.

“Seller” is defined in the preamble.

“Seller Bonds” means, collectively, all surety instruments, bonds, letters of credit, or guarantees, if any, posted by Seller with any Governmental Authority or third Persons and relating to the Assets.

“Seller Employee” is defined in Section 9.3.

“Seller Indemnified Parties” means, individually and in any combination, (a) Seller and its Affiliates, (b) as to each of the Persons described in clause (a), each of such Person’s Representatives to the extent acting on behalf of Seller in connection with or related to the Transaction, and (c) as to each of the Persons described in clauses (a) and (b), such Person’s successors, assigns, legal representatives, spouses, heirs, or devisees.

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“Seller Taxes” means any liability for the following Taxes (whether such liability is direct or as a result of transferee or successor liability, joint and/or several liability, pursuant to a contract or other agreement, pursuant to the filing of a Tax Return or pursuant to an adjustment by a Governmental Authority, in each case, whether disputed or not): (a) Seller’s portion of Transfer Taxes as determined under Section 10.7 imposed on any transfer of the Assets under this Agreement, (b) Income Taxes imposed by any applicable Law on Seller, any of Seller’s direct or indirect owners or Affiliates or any consolidated, combined, or unitary group of which any of the foregoing is or was a member; (c) any Asset Taxes allocable to Seller under Section 10.1 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Base Purchase Price made Section 14.1 and (ii) any payments made from one Party to the other in respect of Asset Taxes under Section 10.3); and (d) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets.

“Seller’s Certificate” means an officer’s certificate of Seller in substantially the same form as Exhibit I.

“Services Agreement” is defined in the recitals.

“Side Letter” means the side letter agreement by and between Buyer and Seller, to be executed at Closing.

“Straddle Period Invoice” is defined in Section 2.4(d).

“SUA Surface Interests” means those surface interests owned by Seller set forth on Exhibit D.

“Surface Agreements” means all easements, permits, licenses, servitudes, rights-of-way, surface and mineral leases (including the Partially-Assigned OGLs), surface use agreements and other surface rights appurtenant to, and used or held for use in connection with the Wells and Pipelines, but in each case, to the extent and only to the extent they primarily relate to and are used for operating and maintaining the Wells and Pipelines.

“Surface Use Agreement” means the surface use agreement in substantially the same form as Exhibit L to be executed at Closing.

“Tax” or “Taxes” means any and all taxes, including any interest, penalties, or other additions to tax, that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, harmonized sales taxes, use taxes, ad valorem taxes, privilege taxes, conservation taxes, value added taxes, excise taxes, goods and services taxes, franchise taxes, gross receipts taxes, occupation taxes, real or personal Asset Taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, unclaimed property, and escheat obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Controversy” is defined in Section 10.9(d).

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“Tax Return” means any and all returns, reports, information returns, declarations, statements, certificates, bills, schedules, claims for refund, or other written information of or with respect to any Tax, including any and all attachments, amendments, and supplements thereto.

“TE-NORM” means technologically-enhanced NORM.

“Testing Criteria” is defined in Section 8.3.

“Third-Party Claim” is defined in Section 15.6(a).

“Transaction” means the transactions contemplated by this Agreement.

“Transaction Documents” means (a) this Agreement, (b) the Assignment, (c) the Services Agreement, (d) the Surface Use Agreement, (e) the Joint Use Agreement, (f) the Performance Incentive Agreement and (g) all other documents, certificates, and instruments delivered in connection with the foregoing.

“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, real estate transfer, land transfer, stamp, documentary, notarial, filing, recording, and similar Taxes (excluding Income Taxes).

“Wells” means those 16 certain salt water disposal wells and related facilities located in Reeves County, Texas, as further detailed on Exhibit A-1.

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